EXHIBIT 10.1
AGREEMENT OF PURCHASE AND SALE
by and among
GAYLORD ENTERTAINMENT COMPANY,
a Delaware corporation
(“Purchaser”),
LCWW PARTNERS,
a Texas joint venture (“LCWW”)
and
LA CANTERA DEVELOPMENT COMPANY,
a Delaware corporation
(“La Cantera Development Co.”; LCWW and La Cantera Development Co. are collectively referred to as “Sellers” and each is sometimes individually referred to as a “Seller”)
WESTIN LA CANTERA RESORT, SAN ANTONIO, TEXAS

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AGREEMENT OF PURCHASE AND SALE
     THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made as of the Effective Date, by and between GAYLORD ENTERTAINMENT COMPANY, a Delaware corporation (“Purchaser”), LCWW PARTNERS, a Texas joint venture (“LCWW”), and LA CANTERA DEVELOPMENT COMPANY, a Delaware corporation (“La Cantera Development Co.”; LCWW and La Cantera Development Co. are collectively referred to as “Sellers” and individually referred to as “Seller”).
R E C I T A T I O N S:
     A. Sellers are the owners of those certain parcels of real property depicted on Exhibit A attached hereto situated, lying and being in San Antonio, Bexar County, Texas, together with the improvements situated thereon operated by Sellers known as the Westin La Cantera Resort and including (x) the two (2) golf courses commonly known as the Resort Course at La Cantera and The Palmer Course at La Cantera and located on such real property (with the hotel and the two (2) golf courses being herein collectively referred to as the “Hotel”) and (y) that certain approximately 57.5 acre tract depicted as Tract F-1 on Exhibit A (“Tract F-1”) and that certain approximately 30.5 acre tract depicted as Tract F-3A on Exhibit A (“Tract F-3A”; Tract F-1 and Tract F-3A are herein sometimes individually referred to as an “Undeveloped Tract” and collectively referred to as the “Undeveloped Tracts”).
     B. Purchaser is desirous of purchasing such real property and the Hotel from Sellers and Sellers are desirous of selling such property to Purchaser, for the purchase price and upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, it is agreed:
ARTICLE I
DEFINITIONS
     1.1 Definitions. The following terms shall have the indicated meanings:
          “Acquisition Target” shall have the meaning ascribed such term in Section 8.5 hereof.
          “Additional Deposit” shall mean the additional sum of $5,000,000.00 deposited with Escrow Agent by Purchaser at the end of the Study Period pursuant to Section 2.3 hereof, plus all interest or other earnings that may accrue thereon.
          “Advance Bookings” shall mean reservations and agreements made or entered into by Sellers or Manager in the ordinary course of business prior to Closing and assumed by Purchaser for hotel rooms or meeting rooms to be utilized after Closing, or for catering services or other hotel or golf services to be provided after Closing at or by the Hotel.

          “Affiliate” of a Person shall mean (i) any other Person that is directly or indirectly (through one or more intermediaries) controlled by, under common control with, or controlling such Person, or (ii) any other Person in which such Person has a direct or indirect equity interest constituting at least a majority interest of the total equity of such other Person. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person or the power to veto major policy decisions of any Person, whether through the ownership of voting securities, by contract or otherwise.
          “Annexation Agreement” shall have the meaning ascribed to such term in Section 2.4(e) hereof.
          “Applicable Laws” shall mean any applicable building, zoning, subdivision, environmental, health, safety or other governmental laws, statutes, ordinances, resolutions, rules, codes, regulations, orders or determinations of any Governmental Authority or of any insurance boards of underwriters (or other body exercising similar functions), or any restrictive covenants or deed restrictions affecting the Property or the ownership, operation, use, maintenance or condition thereof, including, without limitation, all Environmental Laws.
          “Approval Standard” shall have the meaning ascribed to such term in Section 6.1 hereof.
          “Assignment and Assumption Agreement” shall mean an assignment and assumption agreement in substantially the form attached hereto as Exhibit E whereby Sellers assign and Purchaser assumes all of Sellers’ right, title and interest in and to the Operating Agreements, the Leased Property Agreements and the Off-Site Facility Agreements that have not been terminated prior to Closing in accordance herewith, to which either Seller is a party.
          “Assignment of Occupancy Agreements” shall mean an assignment agreement in substantially the form attached hereto as Exhibit F whereby Sellers assign and Purchaser assumes all of its or their right, title and interest in and to the Occupancy Agreements.
          “Authorizations” shall mean all licenses, permits, consents, authorizations, approvals, registrations, and certificates issued or required by any governmental or quasi-governmental agency, body, department, commission, board, bureau, instrumentality or office, or otherwise appropriate with respect to the construction, ownership, operation, leasing, maintenance, or use of the Property or any part thereof.
          “Bill of Sale” shall mean a bill of sale in substantially the form attached hereto as Exhibit D whereby Sellers convey their respective right, title and interest in and to the Personal Property (other than Leased Property) to Purchaser, together with any Warranties and Guaranties related thereto.
          “Closing” shall mean the consummation of the purchase and sale of the Property pursuant to this Agreement and shall be deemed to occur on the Closing Date.
          “Closing Date” shall mean the date on which the Closing shall occur, which date shall be a date after January 1, 2008 and not later than January 31, 2008 (subject to extension as provided in this Agreement), selected by Seller with at least ten (10) days prior written notice to Purchaser, such date to be thirty-five (35) days following expiration of the Study Period if not otherwise specified by Sellers, but in any event contemporaneously with the Management Termination Date, subject to extension as provided in this Agreement.
          “Closing Documents” shall mean the documents defined as such in Section 7.1 hereof.
          “Closing Obligations” shall have the meaning ascribed thereto in Section 9.1.
          “COBRA” shall have the meaning ascribed thereto in Section 6.9(a).
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Commercial Covenants” means that certain La Cantera Declaration of Commercial Covenants, Conditions and Restrictions made by La Cantera Development Co. recorded under Document No. 96-0040610 in the Official Public Records of Bexar County, Texas as amended and supplemented from time to time.
          “Covenants, Conditions and Restrictions” shall mean those covenants, conditions and/or restrictions (if any) binding, restricting or benefiting the Property which are set forth in the Title Commitment, including, without limitation, the Commercial Covenants.
          “Declaration” shall mean the Declaration of Restrictive Covenants from Sellers in substantially the form attached hereto as Exhibit H placing restrictive covenants upon the Real Property at Closing.
          “Declarant” shall have the meaning ascribed to such term in Section 2.4(e) hereof.
          “Deed” shall mean a special warranty deed from each Seller in substantially the form attached hereto as Exhibit C conveying title to the Real Property from Sellers to Purchaser.
          “Deposit” shall have the meaning ascribed thereto in Section 2.3.
          “Development Impairment” means any event, condition or circumstance which could reasonably be expected to result in the reduction of more than fifty percent (50%) of the permitted and buildable density (in either number of units or building square footage) for the development of timeshare or non-multifamily residences on one or both of the Undeveloped Tracts from the density that would apply in the absence of such event, condition or circumstance.
          “EDU Assignment” means that certain Partial Assignment of Water and Sanitary Sewer Capacity attached hereto as Exhibit M.
          “Effective Date” (or other similar phrases such as “date of this Agreement” or “date hereof”) shall mean November 19, 2007.
          “Environmental Condition” means (a) any event, condition or circumstance in, at or under the Property or, in the case of any Hazardous Material, that is threatening to migrate into, onto or under the Property, that is regulated by any Governmental Authority under any Environmental Law; or (b) any geotechnical attributes of the Property.
          “Environmental Laws” means all applicable federal, state, local or municipal laws, rules, regulations, statutes, ordinances or orders of any Governmental Authority, relating to (a) the control of any potential pollutant, or protection of health or the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal, discharge, release, emission or transportation, (c) exposure to hazardous, toxic or other substances alleged to be harmful, (d) the protection of any threatened, endangered or at-risk plant or animal life, (e) the protection of any archeological sites, or (f) the emission, control or abatement of noise. “Environmental Laws” shall include, but not be limited to, the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., and the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., including the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 11001, et seq. The term “Environmental Laws” shall also include all applicable state, local and municipal laws, rules, regulations, statutes, ordinances and orders dealing with the subject matter of the above listed federal statutes or promulgated by any governmental or quasi-governmental agency thereunder in order to carry out the purposes of any federal, state, local or municipal law, as well as any and all federal, state, local, or municipal laws relating in any way to endangered species and similar matters.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
          “Escrow Agent” shall mean Fidelity National Title Insurance Company National Title Services Division, 717 North Harwood Street, Suite 800, Dallas, Texas 75201, G. Timothy Hardin, Vice President, Manager and Counsel, Telephone: 214/969-5300, Fax 214/969-5348.
          “Executive Employees” shall mean any General Manager, Controller, Director of Human Resources, Hotel/Room Director, Food and Beverage Director, Chief Engineer, Director of Marketing, or any other department head or member of the executive staff of the Hotel.
          “FIRPTA Certificate” shall mean the affidavit of Sellers under Section 1445 of the Internal Revenue Code, as amended, in substantially the form attached hereto as Exhibit G.
          “Governmental Authority” shall mean any federal, state, county, municipal or other government or any governmental or quasi-governmental agency, department, commission, board, bureau, office or instrumentality, foreign or domestic, or any of them.
          “Hazardous Materials” means any (a) petroleum or petroleum products, (b) asbestos or asbestos containing materials, (c) hazardous substances as defined by § 101(14) of CERCLA and (d) any other chemical, substance or waste that is regulated by any Governmental Authority under any Environmental Law.
          “Hotel” shall have the definition ascribed to such term in the Recitations.

          “Hotel Employees” shall mean all employees of Manager or any Affiliate thereof employed at the Property.
          “Improvements” shall mean the Hotel and all other buildings, improvements, fixtures and other items of real estate located in, on or under the Land.
          “Initial Deposit” shall mean the sum of $5,000,000.00 deposited with Escrow Agent by Purchaser on or before the Effective Date pursuant to Section 2.3 hereof, plus all interest or other earnings that may accrue thereon.
          “Insurance Policies” shall mean all policies of insurance maintained by or on behalf of Sellers pertaining to the Property, its operation, or any part thereof.
          “Intangible Personal Property” shall mean, to the extent assignable, Sellers’ right, title and interest in and to all intangible personal property owned or possessed by Sellers and used in connection with the ownership or operation of the Property, including, without limitation, (1) Authorizations, (2) utility and development rights and privileges, entitlements, general intangibles, business records, plans and specifications pertaining to the Real Property and the Personal Property, (3) any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway, (4) the share of the Rooms Ledger determined under Section 7.6 hereof, (5) Advance Bookings, (6) all accounts receivable being purchased by Purchaser pursuant to Section 8.7, and (7) all prepaid expenses, petty cash and the guest ledger, in each case, to the extent Sellers are receiving a credit therefor pursuant to Section 7.6, excluding (a) Sellers’ cash on hand, in bank accounts and invested with financial or other institutions (other than with respect to petty cash as provided in Section 7.6), (b) security deposits and accounts receivable, except for the above described share of the Rooms Ledger and except as provided in Sections 7.6 and 8.7, (c) any rights to the name “Westin,” “Westin La Cantera”, “La Cantera” or any derivatives thereof, including all rights, trademarks, trademark registrations, trademark applications, copyrights, copyright registrations and copyright applications using or including such names; provided that Purchaser shall have the right to use the name “La Cantera” pursuant to that certain Trademark License Agreement attached hereto at Exhibit I (the “Trademark License Agreement”). Notwithstanding the foregoing, Manager and Sellers are retaining the right to use the customer lists of Sellers, Manager, and their Affiliates in connection with other properties owned and/or managed by Manager, Sellers and their Affiliates; provided, however, that each of Sellers and their Affiliates shall, and shall use commercially reasonable efforts to cause Manager and its Affiliates to, refrain from contacting any guests that are subject to Advance Bookings as of Closing in an attempt to transfer such guests to other properties owned and/or managed by Sellers, Manager and/or their respective Affiliates.
          “Inventory” shall mean all inventories of food and beverage in opened or unopened cases and all in use or reserve stock of linens, towels, brochures, paper goods, guest and office supplies, soaps, cleaning supplies, china, glass, flatware, fuel, souvenir, gift shop items and the like owned by Sellers with respect to the Hotel.
          “Land” shall mean those certain parcels of real estate lying and being in Bexar County, Texas, depicted on Exhibit A hereof, together with all rights, titles, benefits, easements, privileges, remainders, tenements, hereditaments, interests, reversions and appurtenances thereunto belonging or in any way appertaining, including, without limitation, all right, title and interest of Sellers in and to water and water rights, ditches and ditch rights, well and well rights, oil, gas and other minerals rights, and all of the estate, right, title, interest, claim or demand whatsoever of Sellers, in and to adjacent strips and gores, if any, between the Land and abutting properties, and in and to adjacent streets, highways, roads, alleys or rights-of-way, and the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired. The Land will be more particularly described by metes and bounds in the Survey to be delivered by Sellers to Purchaser pursuant to paragraph 2.4(e) below, which description shall control for purposes of this Agreement and shall be used in the preparation of all Closing Documents.
          “Leased Property” shall mean all leased items of Tangible Personal Property, including, items subject to any capital lease, operating lease, financing lease, or any similar agreement.
          “Leased Property Agreements” shall mean the lease agreements pertaining to the Leased Property.
          “Management Agreement” shall mean that certain Management Contract for the Westin La Cantera Resort, San Antonio, dated October 28, 1996, between LCWW and Manager for the management or operation of the Hotel, as amended by that certain Amendment of Management Contract dated August 15, 2006.
          “Management Termination Date” shall mean the earlier of seventy (70) days following the Effective Date or such earlier date as Manager and Sellers may mutually agree to terminate the Management Agreement, but in no event earlier than January 10, 2008. Sellers agree to give seventy (70) days prior written notice of termination of the Management Agreement on the Effective Date substantially in the form of Exhibit N attached hereto.
          “Manager” shall mean Westin Hotel Management, L.P., a Delaware limited partnership.
          “Master Covenants” means that certain La Cantera Master Covenants and Easements made by La Cantera Development Co. recorded under Document No. 96-0037711 in the Official Public Records of Bexar County, Texas as amended and supplemented from time to time.
          “Material Adverse Effect” means an occurrence or circumstance that would either (i) have a material and adverse effect on the ownership of the Property or the use, ownership or operations of the Hotel as conducted on the Effective Date or (ii) result in a Development Impairment.
          “Material Structural Defect(s)” means a defect or defects in the foundation, structural components, specifically including, the potential moisture penetration issues with respect to the exterior walls of the Hotel, or Major Systems of the Hotel Improvements that would cost in excess of $5,000,000.00 in the aggregate to repair to a good and operational condition.

          “Major Systems” means the heating, ventilation, plumbing, electrical, mechanical and other major building systems of the Hotel Improvements.
          “Material Environmental Condition” means any Environmental Condition(s) existing as of the Effective Date that (a) is or would be required to be remediated pursuant to Applicable Law, or would increase the cost of development (over that in the absence of such Environmental Condition) of either or both of the Undeveloped Tracts for Timeshare Development (as defined in the Declaration) or residential use, at an estimated cost in either case (including all costs, expenses, damages, losses, investigative costs, fines, penalties and potential liabilities) exceeding, in the aggregate, $500,000.00 as determined by Purchaser’s Environmental Consultant, (b) is or would be required to be remediated under Applicable Law (or would be required to be remediated under Applicable Law to permit Timeshare or residential development on either or both of the Undeveloped Tracts), and which remediation would not, in Purchaser’s Environmental Consultant’s estimation, be completed within one year of the date of Closing, or (c) constitutes or is reasonably likely to constitute a Development Impairment.
          “Memorandum of Additional Covenants” shall mean that certain memorandum to be executed by Declarant and recorded at Closing, which memorandum shall put future declarants on notice of the existence of the Design Guidelines and other matters set forth on Exhibit L and L-1 attached hereto, which memorandum shall be agreed upon by the Parties during the Study Period.
          “Monetary Encumbrance Release” shall have the meaning ascribed to such term in Section 2.4(e) hereof.
          “Monetary Title Encumbrances” shall mean any title encumbrances affecting the Property which are comprised of delinquent taxes, or mortgages, deeds of trust, security agreements, or other similar liens or charges including liens in the nature of those arising from judgments or pending litigation or construction, mechanics, materialmen’s or other liens or charges which are not being contested by Sellers in good faith and liens which were created or expressly assumed by Sellers) in a fixed sum (or capable of computation as a fixed sum) securing indebtedness or obligations (but not including liens against the Property evidencing the rights of third party lessors with respect to any Leased Property).
          “Non-Breach Inaccuracy” shall mean a breach or inaccuracy of a representation or warranty contained in Article III of this Agreement of which Sellers give Purchaser written notice prior to Closing or a Purchaser Knowledge Party otherwise obtains actual knowledge prior to Closing which does not constitute a breach or inaccuracy of any such representation or warranty made as of the Effective Date but would constitute a breach or inaccuracy of such representation or warranty if made as of the Closing Date (such as, for example, because Sellers did not have knowledge, as such term is defined in Article III, of such matters as of the Effective Date).
          “Occupancy Agreements” shall mean all leases, licenses, concession or occupancy agreements in effect with respect to the Real Property and/or Hotel under which any tenants (other than Hotel guests) or concessionaires occupy space upon the Real Property, including, without limitation, any antennae leases or licenses.

          “Off-Site Facility Agreements” shall mean any leases, contracts and agreements, if any, pertaining to facilities not located on the Property but which are required and presently used for the operation of the Hotel including, without limitation, use agreements for local golf courses, and parking or garage contracts or leases.
          “Operating Agreements” shall mean all service, supply, maintenance, construction, capital improvement and other similar contracts in effect with respect to the Property (other than the Occupancy Agreements, Leased Property Agreements, Off-Site Facility Agreements) related to construction, operation, or maintenance of the Property, and shall expressly exclude the Management Agreement.
          “Owner’s Title Policy” shall mean an owner’s policy of title insurance (in the form of Texas T-1 Owner’s Policy) issued to Purchaser by the Title Company, pursuant to which the Title Company insures Purchaser’s ownership of fee simple title to the Real Property, subject only to Permitted Title Exceptions. The Owner’s Title Policy shall insure Purchaser in the amount of the Purchase Price and shall be in the form customarily used for like transactions in the state where the Land is located.
          “Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.
          “Permitted Title Exceptions” shall mean those exceptions to title to the Real Property set forth in the Title Commitment or matters reflected on the Survey that are satisfactory or deemed satisfactory to Purchaser or waived or deemed waived by Purchaser pursuant to Section 2.4(e) hereof.
          “Personal Property” shall mean collectively the Tangible Personal Property and the Intangible Personal Property.
          “Property” shall mean collectively the Real Property and Personal Property.
          “Purchase Price” shall mean Two Hundred Fifty-Two Million Five Hundred Thousand and No/100 Dollars ($252,500,000.00), subject to adjustment pursuant to Section 2.2(a) upon receipt of the Survey, which shall be payable in the manner described in Section 2.2 hereof.
          “Purchaser Knowledge Party” shall mean the then actual current conscious knowledge, without any duty of investigation or inquiry, of Carter R. Todd, Key Foster and Bennett Westbrook.
          “Purchaser Parties” shall have the meaning ascribed to such term in Section 2.4(a) hereof.
          “Purchaser’s Environmental Consultant” shall mean an environmental consultant selected by Purchaser and reasonably acceptable to Sellers.

          “Purchaser’s Objections” shall mean the objections defined as such in Section 2.4(e) hereof.
          “Purchaser’s Structural Consultant” shall mean a structural engineering consultant selected by Purchaser and reasonably acceptable to Sellers.
          “Real Property” shall mean the Land and the Improvements situated thereon.
          “Remediation Costs” shall mean all reasonably anticipated fees and expenses to be incurred in connection with the investigation and remediation of an Environmental Condition, including, without limitation, all remediation costs, permitting fees, reasonable attorneys’ fees, consultants’ fees and experts’ fees.
          “Representatives” shall have the meaning ascribed to such term in Section 8.5 hereof.
          “Rooms Ledger” shall mean the final night’s room revenue for the Hotel (revenue from rooms occupied as of 12:01 a.m. on the Closing Date, exclusive of food, beverage, telephone and similar charges charged or incurred as of such time which shall be retained by Sellers if incurred prior to 12:01 a.m. on the Closing Date and for the benefit of Purchaser if incurred after 12:01 a.m. on the Closing Date), including any sales taxes, room taxes or other taxes thereon..
          “Sellers’ Response” shall have the meaning ascribed thereto in Section 2.4(e).
          “Sellers’ Response Period” shall have the meaning ascribed thereto in Section 2.4(e).
          “Study Period” shall mean the period commencing on the Effective Date, and continuing through 5:00 p.m. C.S.T. on the date that is thirty-five (35) days following the Effective Date, as such period may be extended for up to two (2) weeks as provided in Section 2.4(a). Except as expressly noted herein to the contrary, time periods herein referred to shall mean the time periods as in effect, from time to time, at San Antonio, Texas.
          “Submission Matters” shall have the definition ascribed to such term in Section 2.4(b) hereof.
          “Survey” shall mean an ALTA/ACSM survey of the Property including Table A Items 2, 3, 4, 6, 7(a), 7(b)(i), 8, 9, 10, 11(a), 13, 14, 16 and 17, prepared by Pape-Dawson Consulting Engineers certified to the Title Company, Sellers and Purchaser consistent with the depiction of the Land attached hereto as Exhibit A which shall certify the Total Gross Acreage.
          “Tangible Personal Property” shall mean the items of tangible personal property consisting of all furniture, fixtures, equipment, machinery, Inventory and other tangible personal property of every kind and nature (which does not include cash-on-hand and petty cash funds except as provided in Section 7.6) located at the Hotel and owned or leased by Sellers, including, without limitation, Sellers’ interest as lessee with respect to any such leased Tangible Personal

Property, but specifically excluding any such items that contain Westin Names and Marks or that are otherwise to be excluded as provided in Section 6.11.
          “Title Commitment” shall mean the title commitment and exception documents defined as such in Section 2.4(e) hereof.
          “Title Company” shall mean Fidelity National Title Insurance Corporation.
          “Total Gross Acreage” shall mean the total acreage of the Undeveloped Tracts as certified on the Survey.
          “Transition Agreement” shall mean that certain agreement to be entered into at Closing by Manager and Purchaser substantially on the form attached hereto as Exhibit O.
          “Undeveloped Tract(s)” shall have the meaning ascribed to such term in the Recitations.
          “WARN Act” shall have the meaning ascribed thereto in Section 6.6.
          “Warranties and Guaranties” shall mean any subsisting and assignable warranties and guaranties relating to the Improvements or the Tangible Personal Property or any part thereof.
ARTICLE II
PURCHASE AND SALE; INITIAL DEPOSIT; ADDITIONAL DEPOSIT;
PAYMENT OF PURCHASE PRICE; STUDY PERIOD
     2.1 Purchase and Sale. Subject to Section 7.6, Section 7.9 and Section 8.7, Sellers agree to sell and Purchaser agrees to purchase for the Purchase Price the Property together with Sellers’ right, title and interest in and to all Warranties and Guaranties, Leased Property Agreements, Occupancy Agreements, Off-Site Facility Agreements and Operating Agreements, in accordance with and subject to the other terms and conditions set forth herein.
     2.2 Payment of Purchase Price. The Purchase Price shall be paid to Sellers in the following manner:
          (a) Purchaser shall receive a credit against the Purchase Price in an amount equal to the amount of the Deposit for the Property, with the Deposit being paid to Sellers at Closing. The Purchase Price shall be increased or decreased, as applicable, by replacing the portion of the Purchase Price payable for the Undeveloped Tracts as shown on Schedule 2.4(a) with an amount equal to the product of the Total Gross Acreage of the Undeveloped Tracts as certified by the Survey by $152,460.00.
          (b) Purchaser shall pay the balance of the Purchase Price, as adjusted in the manner specified in Article VII and as set forth below, to Sellers (or other party designated by Sellers) at Closing by making a wire transfer of immediately available federal funds to the account of Sellers (or other party designated by Sellers). Such wire transfer shall be sent by

Purchaser to the Escrow Agent for the account of Sellers no later than 3:00 PM, San Antonio, Texas time on the Closing Date.
          (c) Sellers and Purchaser shall cooperate with each other in good faith to arrive at a mutually acceptable allocation of the Purchase Price among the Real Property and the Personal Property (the “Allocation”). Sellers and Purchaser agree to (i) be bound by the Allocation, (ii) act in accordance with the Allocation in the preparation of financial statements and filing of all tax returns and in the course of any tax audit, tax review or tax litigation relating thereto, and (iii) refrain from, and cause their Affiliates to refrain from, taking a position inconsistent with the Allocation for all tax purposes. If, as of the Closing Sellers and Purchaser have not been able to agree on the Allocation, then Sellers and Purchaser shall have the right to allocate the Purchase Price in a manner as reasonably determined by each of them independently.
     2.3 Initial Deposit; Additional Deposit. No later than the Effective Date, Purchaser shall deliver to Escrow Agent (i) a wire transfer or check in the sum of One Thousand and No/100 Dollars ($1,000.00) payable to the order of Sellers representing the independent consideration for Sellers’ execution of this Agreement and agreement to provide Purchaser with the Study Period (which check or the proceeds of which wire transfer shall thereafter be delivered by Escrow Agent to Sellers and shall not be a part of the Deposit or be applicable to the Purchase Price) and (ii) a wire transfer or cashier’s or certified check in the amount of the Initial Deposit. The Initial Deposit, the Additional Deposit, when and if made, and all interest earned thereon are hereinafter collectively referred to as the “Deposit”. The Initial Deposit shall be non-refundable to Purchaser except as otherwise expressly provided in this Agreement. If Purchaser fails to timely deposit the Initial Deposit with Escrow Agent, Sellers shall be entitled, as Sellers’ sole and exclusive remedy, to terminate this Agreement by written notice to Purchaser at any time before the Initial Deposit is delivered to Escrow Agent, in which event neither party shall thereafter have any obligations hereunder, including any obligation to deliver the Initial Deposit, except those which expressly survive a termination of this Agreement. If Purchaser deposits the Initial Deposit with Escrow Agent before Purchaser’s receipt of Sellers’ termination notice, Purchaser shall be deemed to have timely deposited the Initial Deposit and Sellers shall not thereafter be entitled to terminate this Agreement as a result of any delay in depositing the Initial Deposit. In the event that Purchaser does not terminate this Agreement prior to the expiration of the Study Period, then prior to the expiration of the Study Period, time being of the essence, Purchaser shall deliver to Escrow Agent a wire transfer or cashier’s or certified check in the sum of Five Million and No/100 Dollars ($5,000,000.00) (the “Additional Deposit”). The Deposit shall be invested by Escrow Agent in a commercial bank or banks acceptable to Sellers and Purchaser at money market rates or in such other investments as shall be approved in writing by Sellers and Purchaser. The Deposit shall be held and disbursed by Escrow Agent in strict accordance with the terms and provisions of this Agreement. All accrued interest or other earnings on the Deposit shall become part of the Deposit. If Purchaser fails to timely deposit the Additional Deposit with Escrow Agent prior to the expiration of the Study Period, such failure shall be automatically deemed to be Purchaser’s election to terminate this Agreement pursuant to Section 2.4, in which event the Initial Deposit shall be paid to Sellers (except in the event such termination is due to a Material Environmental Condition or Material Structural Defects in which event the Initial Deposit will be refunded to Purchaser) and Purchaser and Sellers shall be released from all further liability or obligation hereunder except those which expressly survive a termination of this Agreement. The Deposit shall be either (a) applied at the Closing against the

Purchase Price, (b) returned to Purchaser pursuant hereto, or (c) paid to Sellers pursuant hereto. For purposes of reporting earned interest with respect to the Additional Deposit, Purchaser’s Federal Tax Identification Number is 73-0664379, and Sellers’ Federal Tax Identification Number are 74-2424552 (La Cantera Development Co.) and 75-2706703 (LCWW).
     2.4 Study Period.
          (a) Purchaser and its respective agents, contractors, auditors, engineers, attorneys, employees, consultants, other representatives and potential lessees, partners, and lenders (collectively, “Purchaser Parties”) shall have the right, until 5:00 p.m., San Antonio, Texas time on the last day of the Study Period, and thereafter if Purchaser does not notify Sellers in writing prior to the expiration of the Study Period that Purchaser has elected to terminate this Agreement and Purchaser timely deposits the Additional Deposit, to enter upon the Real Property upon reasonable prior notice to Sellers (which notice, for the purposes of this Section 2.4(a) only, may be given by electronic mail to the following address: susan.swank@usaa.com and robert.kramer@usaa.com), and to perform, at Purchaser’s expense, such economic, surveying, engineering, topographic, environmental, marketing and other tests, studies and investigations as Purchaser may deem appropriate. Notwithstanding anything herein to the contrary, if Purchaser’s Environmental Consultants reasonably recommends obtaining an additional study or investigation of any Environmental Condition, the Study Period shall be extended for up to two (2) weeks to afford Purchaser additional time to complete such investigations. If such tests, studies and investigations warrant, in Purchaser’s sole, absolute and unreviewable discretion, the purchase of the Property for the purposes contemplated by Purchaser, then Purchaser shall proceed with this transaction in accordance with and subject to the terms of this Agreement; provided, however, if, prior to the expiration of the Study Period, Purchaser shall have determined that the Property is unacceptable to Purchaser and Purchaser shall have provided written notice to Sellers and Escrow Agent that it has determined in its sole, absolute and unreviewable discretion, to terminate this Agreement (for any or no reason), this Agreement automatically shall terminate, the Initial Deposit shall be paid to Sellers (except if such termination is as a result of a Material Environmental Condition or Material Structural Defect(s)) and Purchaser and Sellers shall be released from all further liability or obligation hereunder except those which expressly survive a termination of this Agreement. If during the Study Period Purchaser determines that there exists on the Property a Material Environmental Condition, Purchaser shall provide Sellers with reasonable evidence of such condition, whereupon Purchaser may (x) if such condition affects one, but not both of the Undeveloped Tracts, terminate this Agreement with respect to the affected tract in which event such tract shall be excluded from this Agreement for all purposes, the Purchase Price shall be reduced by the amount set forth opposite such affected tract on Schedule 2.4(a) attached hereto and this Agreement shall otherwise continue unmodified or (y) if such condition affects both Undeveloped Tracts or the Hotel, then Purchaser may terminate this Agreement, in either case by delivering written notice to Sellers prior to expiration of the Study Period. If during the Study Period Purchaser determines that Material Structural Defect(s) exist, Purchaser shall provide Sellers with reasonable written evidence of the costs to remedy such defect(s) as estimated by Purchaser’s Structural Consultants (the “Repair Estimate”), then Purchaser may terminate this Agreement by delivering written notice to Sellers prior to expiration of the Study Period. Sellers shall have the right to dispute the Repair Estimate (a “Repairs Costs Dispute”), then Sellers shall have the right to notify Purchaser in writing of the same (a “Repairs Costs Dispute Notice”)

within ten (10) business days after Sellers’ receipt of the Repair Estimate, in which event the termination of this Agreement shall be deferred and Sellers and Purchaser shall thereafter proceed to diligently and in good faith attempt to resolve such dispute and, if the parties are unable to resolve the same within seven (7) business days after Purchaser’s receipt of the applicable Repairs Costs Dispute Notice, such dispute shall be submitted for resolution by binding arbitration in accordance with the terms, conditions and provisions of Exhibit L-1 attached to this Agreement; provided, however, instead of using architects as the arbitrator, three (3) neutral general contractors shall be appointed in the same manner as set forth on Exhibit L-1. If the agreed amount of the Repairs Estimate is less than $5,000,000.00 such termination notice shall be deemed null and void. Notwithstanding the foregoing, such partial or full termination resulting from any Material Environmental Condition or Material Structural Defect(s) shall be ineffective if within five (5) days following the giving of such notice of termination Purchaser and Sellers agree on the terms of a Purchase Price reduction acceptable to Purchaser and Sellers in connection with such Material Environmental Condition and/or Material Structural Defect(s). If Purchaser terminates this Agreement during the Study Period as the result of the discovery of a Material Environmental Condition or Material Structural Defect(s) the entire Deposit shall be returned to Purchaser and the parties shall have no further obligations hereunder except those that survive termination hereof. If Purchaser does not provide such written notice of termination prior to the expiration of the Study Period and Purchaser timely deposits the Additional Deposit in accordance with Section 2.3, Purchaser shall be deemed to have determined that the Property is acceptable to Purchaser and the Initial Deposit and the Additional Deposit shall become non-refundable except as otherwise expressly provided in this Agreement. The depositing of the Additional Deposit and the expiration of the Study Period (and Purchaser’s right to terminate same) shall be tolled until such time as the Parties have agreed upon, or arbitration has resolved, the amount of the Material Structural Defect(s). Purchaser Parties shall have no discussions, correspondence, or other contact with any Hotel Employees, including, without limitation, any Executive Employees unless approved by and coordinated in advance with Sellers. Sellers agree to use all commercially reasonable efforts to cause Manager to permit Purchaser to have reasonable opportunities to discuss the Hotel and its business and employment with the General Manager, Controller, Director of Sales and Chief Engineer of the Hotel.
          (b) Sellers have either made available for review and inspection in its offices or have delivered to Purchaser copies of the documents described on Schedule 2.4(b) attached hereto to the extent in Sellers’ possession or control (collectively, the “Submission Matters”).
     Sellers shall also promptly deliver to Purchaser such other materials with respect to the Property as Purchaser may reasonably request in writing between the Effective Date and Closing that would be customarily given to a purchaser of a similar type of hotel property, to the extent the same are in Sellers’ possession or control, are not subject to the attorney-client privilege and can be delivered without breaching any obligations to a third party; provided, however, that Sellers, to the extent permitted, shall identify generally any such materials that Purchaser requested that Sellers cannot provide as a result of the attorney-client privilege or any obligations to a third party. Notwithstanding anything herein to the contrary, Sellers shall have no obligation to deliver any materials to Purchaser to the extent their delivery is prohibited pursuant to the terms of the Management Agreement.

     If Sellers fail to make available any of the Submission Matters as provided above or fail to provide any of the items specified in Section 2.4(e) below as provided therein, Purchaser shall give Sellers notice thereof so that Sellers shall have an opportunity to cure such failure by providing such items. Sellers shall use good faith efforts to deliver all Submission Matters in its possession or control to Purchaser.
          (c) If for any reason whatsoever Purchaser does not purchase the Property, Purchaser shall promptly deliver to Sellers, (i) all copies of all the Submission Matters and any other materials delivered to Purchaser or Purchaser Parties and (ii) all third-party reports prepared by or for Purchaser or Purchaser Parties with respect to the Property; provided, however, that Purchaser shall not be obligated to deliver to Sellers any materials of a proprietary nature (such as, for the purposes of example only, any financial forecasts or market repositioning plans) prepared for Purchaser or Purchaser Parties in connection with the Property or any materials subject to attorney-client privilege, and Sellers acknowledge that any such materials delivered to Sellers pursuant to the provisions of clause (ii) shall be without warranty or representation whatsoever other than that such materials have been fully paid for and may be delivered to Sellers. The provisions of this Section 2.4(c) shall survive termination of this Agreement.
          (d) Purchaser shall indemnify, hold harmless and defend Manager and Sellers from and against any loss, damage, liability or claim for personal injury or property damage and any other loss, damage, liability, claim or lien to the extent arising from the acts at or upon the Real Property by Purchaser or any of Purchaser’s Affiliates engaged in Purchaser’s inspection activities or any agents, contractors or employees of any of them, but excluding (i) any such loss, damage or claim if and to the extent caused by the negligence or reckless or willful misconduct of Sellers and/or Manager or any of their respective agents, contractors, auditors, engineers, attorneys, employees, consultants and other representatives that are not Purchaser or Purchaser Affiliates engaged in Purchaser’s inspection activities, and (ii) any liability or obligation in connection with the discovery of a pre-existing condition affecting the Property not occasioned by or through a Purchaser or Purchaser Affiliates engaged in Purchaser’s inspection activities. Purchaser understands and agrees that any on-site inspections of the Property shall occur at reasonable times agreed upon by Sellers and Purchaser after reasonable prior written notice to Sellers and shall be conducted so as not to interfere unreasonably with the operation of the Property and the use of the Property by the tenants and the guests of the Hotel. Manager and/or Sellers shall have the right to have a representative present during any such inspections. If Purchaser desires to do any invasive testing at the Property, Purchaser shall do so only after notifying Sellers and obtaining Sellers’ prior written consent thereto (which consent will not be unreasonably withheld, conditioned or delayed). Purchaser shall not permit any liens to attach to the Property by reason of such inspections. Purchaser shall (i) restore the Property, at its own expense, to substantially the same condition which existed prior to any inspection or other activities of Purchaser thereon; and (ii) be responsible for and pay any and all liens by contractors, subcontractors, materialmen, or laborers performing the inspections or any other work for Purchaser or Purchaser Affiliates engaged in Purchaser’s inspection activities on or related to the Property. All contractors and others performing any tests and studies on the Property shall first present to Sellers reasonably satisfactory evidence that such party is adequately insured in order to reasonably protect Sellers and Manager from any loss, liability, or damage arising out of the performance of such tests or studies. Purchaser shall not solicit for employment any Hotel Employees except for employment at the Hotel in accordance with Section 6.5 if the transaction is consummated. The provisions of this Section 2.4(d) shall survive any termination of this Agreement and a closing of the transaction contemplated hereby.
          (e) Sellers shall deliver to Purchaser by December 5, 2007 or as soon thereafter as practicable the Survey. Sellers shall within five (5) days following the Effective Date deliver to Purchaser, a title insurance commitment dated no earlier than thirty (30) days prior to the Effective Date and issued by the Title Company covering the Real Property, binding the Title Company to issue the Owner’s Title Policy together with legible copies (to the extent such legible copies are available) of all documents identified in such title insurance commitment as exceptions to title (collectively, the “Title Commitment”), with respect to the state of title to the Property. Not later than ten (10) days following receipt of both the Title Commitment and Survey, Purchaser shall notify Sellers of any matters shown on such Survey or identified in the Title Commitment that Purchaser is unwilling to accept (including any defect or failure of the Survey or Title Commitment to comply with the requirements of this Section 2.4(e)) (collectively, “Purchaser’s Objections”). If any of Purchaser’s Objections consist of Monetary Title Encumbrances (but not including liens against the Property in the nature of those arising from judgments or pending litigation or construction, mechanics or other liens or charges which are being contested by Sellers in good faith, or liens which were not created or expressly assumed by Sellers [“Non-Mandatory Monetary Title Encumbrances”] or rights of third party lessors with respect to any Leased Property, all of which Sellers shall not have any obligation to satisfy or remove, but which may be, at Purchaser’s election, included as part of Purchaser’s Objections), then, to that extent, notwithstanding anything herein to the contrary, Sellers shall be obligated to either (i) pay and discharge, (ii) bond against in a manner legally sufficient to cause to be released, or (iii) indemnify or escrow money with or otherwise cause the Title Company to insure over in a manner reasonably acceptable to Purchaser (and with respect to a mortgagee/lender policy, omit), such Monetary Title Encumbrances (individually and collectively, a “Monetary Encumbrance Release”). For such purposes, Sellers may use all or a portion of the Purchase Price to effectuate a Monetary Encumbrance Release with respect to any such Monetary Title Encumbrances at the Closing. Other than (i) as specifically required in this Agreement, (ii) Monetary Title Encumbrances, which are required to be covered by a Monetary Encumbrance Release at Closing as provided above, and (iii) using commercially reasonable efforts to cure Non-Mandatory Monetary Title Encumbrances (provided that Sellers shall be obligated to expend up to $250,000.00 in the aggregate to cure such Non-Mandatory Monetary Title Encumbrances), Sellers shall not be obligated to incur any expenses or incur any liability to cure any Purchaser’s Objections. Sellers may notify Purchaser within five (5) days after receipt of notice of Purchaser’s Objections (“Sellers’ Response Period”) whether Sellers, in their sole discretion, agree to attempt to cure any of such Purchaser’s Objections (other than Sellers’ obligations with respect to the Monetary Title Encumbrances and certain Non-Mandatory Monetary Title Encumbrances as set forth above) (“Sellers’ Response”). If Sellers agree in Sellers’ Response to attempt to cure any of such Purchaser’s Objections (that they are otherwise not obligated to cure as provided herein), Sellers shall use good faith efforts to cure (without any obligation to expend any money or incur any liability) such Purchaser’s Objections that Sellers have agreed to attempt to cure on or before the Closing Date to the reasonable satisfaction of Purchaser. If Sellers are unable or unwilling to cure such Purchaser’s Objections (that they are otherwise not obligated to cure as provided herein) by the Closing Date, Purchaser shall, prior to Closing, elect (1) to waive such Purchaser’s Objections without any abatement in the Purchase

Price, (2) to terminate this Agreement in which case the Additional Deposit, if paid, shall be promptly returned to Purchaser, the Initial Deposit shall be paid to Sellers (except if such unsatisfied Purchaser Objection is a Non-Mandatory Monetary Title Encumbrance or would have a Material Adverse Effect, in which event Purchaser may (x) if such condition affects one, but not both of the Undeveloped Tracts, terminate this Agreement with respect to the affected tract in which event such tract shall be excluded from this Agreement for all purposes, the Purchase Price shall be reduced by the amount set forth opposite such affected tract on Schedule 2.4(a) attached hereto and this Agreement shall otherwise continue unmodified or (y) if such condition affects both Undeveloped Tracts or the Hotel, then Purchaser may terminate this Agreement whereupon the Additional Deposit, if paid, and one-half of the Initial Deposit shall be returned to Purchaser, one-half of the Initial Deposit shall be paid to Sellers and the parties hereto shall be released from all further obligations hereunder, except those which expressly survive a termination of this Agreement) and the parties hereto shall be released from all further obligations hereunder, except those which expressly survive a termination of this Agreement. If Sellers do not provide Sellers’ Response to Purchaser within Sellers’ Response Period, Sellers shall be deemed to have elected not to attempt to cure Purchaser’s Objections. If Sellers elect in Sellers’ Response not to attempt to cure all or any number of Purchaser’s Objections or if Sellers are deemed to have elected not to attempt to cure Purchaser’s Objections pursuant to the preceding sentence, within five (5) days after the expiration of Sellers’ Response Period, Purchaser shall elect (1) to waive any Purchaser’s Objections which Sellers have elected or is deemed to have elected not to attempt to cure without any abatement in the Purchase Price, or (2) to terminate this Agreement in which case the Additional Deposit, if paid, shall be promptly returned to Purchaser, Sellers shall be paid the Initial Deposit (except if such unsatisfied Purchaser Objection is a Non-Mandatory Monetary Title Encumbrance or would have a Material Adverse Effect, in which event Purchaser may (x) if such condition affects one, but not both of the Undeveloped Tracts, terminate this Agreement with respect to the affected tract in which event such tract shall be excluded from this Agreement for all purposes, the Purchase Price shall be reduced by the amount set forth opposite such affected tract on Schedule 2.4(a) attached hereto and this Agreement shall otherwise continue unmodified or (y) if such condition affects both Undeveloped Tracts or the Hotel, then Purchaser may terminate this Agreement whereupon the Additional Deposit, if paid, and one-half of the Initial Deposit shall be returned to Purchaser, one-half of the Initial Deposit shall be paid to Sellers and the parties hereto shall be released from all further obligations hereunder, except those which expressly survive a termination of this Agreement) and the parties hereto shall be released from all further obligations hereunder, except those which expressly survive a termination of this Agreement. In the event Purchaser does not provide to Sellers notice of Purchaser’s election under the preceding sentence within such five (5) day period, Purchaser shall be deemed to have elected clause (2) of the preceding sentence. Except as otherwise provided herein, Sellers shall not, after the date of this Agreement and prior to Closing, voluntarily subject the Real Property to any liens, encumbrances, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes without Purchaser’s prior written consent, which consent shall be subject to the Approval Standard (as hereafter defined). All title matters revealed by the Title Commitment and Survey which are not objected to by Purchaser as provided above (other than Monetary Title Encumbrances, which will be covered by a Monetary Encumbrance Release at Closing), or which are waived or deemed waived by Purchaser as provided above, shall be deemed Permitted Title Exceptions. Sellers shall cause the Property (with the exception of the Palmer Course [as depicted on Exhibit A]), as well as Tracts F3B, D4, F4 and the tract northwest of D4 (all as depicted on the pictorial on Exhibit A attached hereto), at or prior to Closing, to be made subject to the Commercial Covenants and the Master Covenants and any La Cantera Design Guidelines promulgated thereunder (and the same shall constitute Permitted Title Exceptions) pursuant to an annexation or similar agreement (or amendment to the existing documents) to be recorded at Closing (an “Annexation Agreement”). The parties shall negotiate, in good faith, prior to Closing the terms and provisions of the Annexation Agreement, which shall provide for the following matters: (i) the Declarant under the Commercial Covenants and the Master Covenants (the “Declarant”) shall not unilaterally amend or modify any of the terms or conditions of the Commercial Covenants and the Master Covenants (including any rules and regulations promulgated thereunder) in any manner that would be material and adverse to Purchaser’s (and its successors’ and assigns’) rights with respect to the Property, (ii) subject to the Declaration, any Timeshare Development and/or residential use (and any facilities and uses ancillary thereto) shall be expressly permitted on the Property, (iii) individual owners participating in any such Timeshare Development or residential development on the Property shall not constitute a “Commercial Owner” (as defined therein), but any association or similar governing body governing such developments shall constitute a “Commercial Owner” and be responsible for all such assessments of such “Commercial Owner”; and (iv) the Annexation Agreement shall be binding on Declarant any and all successor or assigns of Declarant.
     If after the expiration of the Study Period, Purchaser discovers, any title matter that is not disclosed in the Title Commitment (or was disclosed but was not shown on the Survey if otherwise plotable (e.g., a matter first put on record title after the date of the Survey)) or the Survey provided to Purchaser and is not otherwise expressly permitted under the terms of this Agreement (“New Title Matter”), and if the New Title Matter is materially adverse to the use, ownership, operation or development or potential development of the Property and Sellers are unable or elect not to cure such title matter on or prior to the Closing (except for a Monetary Title Encumbrance, which will be covered by a Monetary Encumbrance Release at Closing or Non-Mandatory Monetary Title Encumbrances, which Seller shall endeavor to cure as provided in the first paragraph of this Section 2.4(e)), Purchaser shall have the option (1) to waive such title matter without any abatement in the Purchase Price, in which event, such title matter shall become a Permitted Title Exception, or (2) not waive such title matter, in which event, Purchaser may (x) if such condition affects one, but not both of the Undeveloped Tracts, terminate this Agreement with respect to the affected tract in which event such tract shall be excluded from this Agreement for all purposes, the Purchase Price shall be reduced by the amount set forth opposite such affected tract on Schedule 2.4(a) attached hereto and this Agreement shall otherwise continue unmodified or (y) if such condition affects both Undeveloped Tracts or the Hotel, then Purchaser may terminate this Agreement whereupon the Additional Deposit and one-half of the Initial Deposit shall be returned to Purchaser, one-half of the Initial Deposit shall be paid to Sellers and the parties hereto shall be released from all further obligations hereunder, except those which expressly survive a termination of this Agreement). Notwithstanding the foregoing, Sellers shall be obligated to cure any New Title Matter voluntarily created by Sellers in violation of this Section 2.4(e).
          (f) At Closing, Sellers and Purchaser shall enter into the easement agreements (the “Easement Agreements”) substantially in the form of Exhibit B attached hereto.

          (g) At Closing, Purchaser and Sellers shall enter into a Golf Course Agreement substantially in the form of Exhibit J attached hereto (the “Golf Course Agreement”).
          (h) At Closing, Purchaser and Sellers shall enter into an agreement at Closing providing the golf course benefits to certain executives of Sellers’ Affiliates that are more particularly described on Exhibit K attached hereto (the “Executive Agreement”), which agreement shall be agreed upon by the Parties during the Study Period.
          (i) Notwithstanding anything herein to the contrary, if Purchaser has the right to terminate this Agreement in whole or in part pursuant to (x) Section 2.4(a) in connection with the discovery of a Material Environmental Condition, (y) Section 2.4(e) in connection with a title or survey matter that would have a Material Adverse Effect, or (z) Article III in connection with the updating of any representation or warranty that would have a Material Adverse Effect then in addition to any right of Purchaser and Sellers to agree on a mutually acceptable reduction in the Purchase Price in connection with such event or circumstance, Sellers shall have the right to render such termination notice ineffective and of no further force or effect by agreeing in writing within five (5) business days following receipt of Purchaser’s termination notice to cure such circumstance or condition in its entirety to the reasonable satisfaction of Purchaser on or before Closing. Notwithstanding anything herein to the contrary, if Purchaser has the right to terminate this Agreement pursuant to Section 2.4(a) in connection with Material Structural Defect(s), then in addition to any right of Purchaser and Sellers to agree on a mutually acceptable reduction in the Purchase Price in connection with such event or circumstance, Sellers shall have the right to render such termination notice ineffective and of no further force or effect by agreeing in writing within five (5) business days following the later of receipt of Purchaser’s termination notice or agreement upon the Repairs Estimate, to either (x) cure such circumstance or condition to the reasonable satisfaction of Purchaser on or before Closing, but excluding a portion of the Material Structural Defect(s) selected by Sellers that would cost less than $2,5000,000.00 to cure or (y) give Purchaser a credit in the amount of the Repair Estimate less the sum of $2,500,000.00. If Sellers fail to cure such circumstance or condition in its entirety to the reasonable satisfaction of Purchaser prior to Closing, Purchaser shall have the right to (i) waive such non-performance and proceed to Closing, (ii) terminate this Agreement in whole or in part as originally provided in Purchaser’s termination and, if applicable, recover the Deposit (or such portion of the Deposit to which Purchaser was entitled to recover in connection with such termination), or (iii) extend Closing for up to ten (10) business days to provide Sellers with additional time to effect such cure, provided that if such condition or circumstance has not been cured to Purchaser’s reasonable satisfaction by the end of such extended period, Purchaser may thereafter only elect to proceed under clauses (i) or (ii). Purchaser shall make such election no later than the Closing Date, and in the absence of a timely election, Purchaser shall be deemed to have elected to proceed pursuant to clause (ii) of the proceeding sentence.
ARTICLE III
SELLERS’ REPRESENTATIONS AND WARRANTIES
     To induce Purchaser to enter into this Agreement and to consummate the transaction described in this Agreement, Sellers hereby make the following representations and warranties as of the Effective Date, and which shall be re-made as of the Closing Date pursuant to the closing certificate referenced in Section 7.2(l), upon which Sellers acknowledge and agree that Purchaser is entitled to rely, except for and subject to (a) information contained in the Submission Matters and (b) matters and/or information that is within the actual knowledge of any Purchaser Knowledge Party:
     3.1 Organization and Power. Each of the Sellers are duly organized, validly existing and in good standing under the laws of Texas and has all requisite power and authority to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of each Seller hereunder.
     3.2 Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of each Seller, has been duly executed and delivered by each Seller, constitutes the valid and binding agreement of each Seller and is enforceable in accordance with its terms. The person executing this Agreement on behalf of each Seller has the authority to do so.
     3.3 Non-contravention. Subject to any consent to the assignment of any particular Operating Agreement, Occupancy Agreement, Leased Property Agreement or Off-site Facility Agreement required by the terms thereof or by Applicable Law and to the payment in full at the Closing of any Monetary Title Encumbrances, the execution and delivery of, and the performance by Sellers of its obligations under, this Agreement do not and will not contravene, or constitute a default under, any provision of applicable law or regulation, Sellers’ organizational documents or any agreement, judgment, injunction, order, decree or other instrument binding upon Sellers or to which the Property is subject.
     3.4 No Special Taxes. To Sellers’ knowledge, except as otherwise disclosed by the Title Commitment, Sellers have not received any written notice of any proposed special taxes or assessments relating to the Property or any part thereof or any planned public improvements that will result in a special tax or assessment against the Property.
     3.5 Compliance with Existing Laws. Sellers have not received and, to Seller’s knowledge, Manager has not received, except as otherwise disclosed by any property inspection report delivered by Sellers to Purchaser, from any Governmental Authority written notice of any material violation of any provision of Applicable Laws, including, but not limited to, those of environmental agencies, with respect to the ownership, operation, use, maintenance or condition of the Property which violation has not been remedied. As used in this Section 3.5, a violation of Applicable Laws shall only be deemed material if the cost to remedy same is in excess of $100,000 in the aggregate.
     3.6 Management Agreement/Operating Agreements. To Sellers’ knowledge:
There are no material management, service, supply, or maintenance contracts in effect with respect to the Property other than the Management Agreement, Operating Agreements, a list of all material Operating Agreements, including any amendments, is included on Schedule 3.6 attached hereto, Leased Property Agreements, a list of all material Leased Property Agreements, including any amendments, is included on Schedule 3.6 attached hereto, or Off-Site Facility Agreements, a list of all material Off-Site Facility Agreements which, including any amendments, is included on Schedule 3.6 attached hereto, all of which have been made available to Purchaser as Submission Matters, or those disclosed in the Title Commitment. All parties to the Operating Agreements, Leased Property Agreements and Off-Site Facility Agreements have performed all of their obligations thereunder in all material respects, and are not in default thereunder in any material respect. Sellers have received no written notice of any intention by any of the parties to any of the material Operating Agreements, Leased Property Agreements or Off-Site Facility Agreements to cancel the same, nor have Sellers canceled any of same. For purposes of this Agreement, an Operating Agreement, Leased Property Agreement or Off-Site Facility Agreement shall be deemed “material” only if it requires an expenditure of $50,000.00 in any twelve (12) month period or $100,000.00 in the aggregate.
     3.7 Insurance. To Sellers’ knowledge, all of Sellers’ Insurance Policies are valid and in full force and effect and Sellers have not received any written notice that it has failed to comply with any requirements thereof.
     3.8 Condemnation Proceedings; Roadways. To Sellers’ knowledge, Sellers have received no written notice of any condemnation or eminent domain proceeding pending against the Property or any part thereof, and to Sellers’ knowledge, no such proceeding has been threatened.
     3.9 Actions or Proceedings. Sellers have received no written notice of any suit or proceeding in any court, before any arbitrator, or before or by any Governmental Authority which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which either Sellers are a party or by which it is bound and that is or is to be used in connection with, or is contemplated by, this Agreement, (b) would materially and adversely affect the business, results of operations or operation of the Property as presently conducted, or (c) would materially and adversely affect the ability of either Seller to perform its obligations hereunder, or under any document to be delivered pursuant hereto.
     3.10 Labor and Employment. To Sellers’ knowledge:
Sellers are not a party to any written employment agreements with respect to the Property. Sellers employ no employees with respect to the Property and the only employees performing any duties at the Property are employees of the Manager.
     3.11 Financial Information. To Sellers’ knowledge, all financial statements provided to Purchaser by Sellers are correct and complete in all material respects and present fairly the results of the operations of the Property for the periods indicated.
     3.12 Occupancy Agreements. There are no leases, concessions or occupancy agreements giving third parties the right to lease or occupy all or any part of the Real Property in effect other than the Occupancy Agreements, a true, correct and complete list of all Occupancy Agreements, including any amendments, is included on Schedule 3.12 attached hereto, true, correct and complete copies of which have been made available to Purchaser as Submission Matters, and agreements with respect to Hotel guests in the ordinary course of business. To Sellers’ knowledge: (1) except as provided in the Occupancy Agreements, no tenant or concessionaire is entitled to any rebates, allowances, free rent or rent abatement for any period after the Closing of the transaction contemplated hereby. Sellers have not received written notice of any breach or default or of any intention by any of the parties to any Occupancy Agreement to cancel the same, nor have Sellers canceled any of same; (2) to the extent that any of the Occupancy Agreements call for security, such security remains on deposit with Sellers, and has not been applied towards any payment due under said Occupancy Agreements; (3) there are no commissions due and owing to any broker with respect to the current term of any of the Occupancy Agreements; (4) Sellers have not received any advance rent or advance compensation under any of said Occupancy Agreements in excess of one month; (5) no party is in default under any Occupancy Agreement in any material respect; (6) Sellers have performed in all material respects all obligations required of it under all of the Occupancy Agreements and there remain no unfulfilled material obligations of Sellers under any Occupancy Agreement; and (7) no tenant has given written notice to Sellers of its intention to institute litigation with respect to any Occupancy Agreement.
     3.13 Americans With Disabilities Act. To Sellers’ knowledge, except as disclosed by any property inspection report delivered to Purchaser by Sellers, Sellers have not received any written notice from any Governmental Authority that the Property is not in compliance with the Americans With Disabilities Act.
     3.14 No Commitments. Except as disclosed by the Title Commitment, to Seller’s knowledge no material commitments have been made by Sellers to any Governmental Authority, utility company, school board, church or other religious body, or any homeowners’ association or any other organization, group or individual, relating to the Property which would impose an obligation upon Purchaser to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature on or off the Property.
     3.15 Sellers are Not “Foreign Persons”. Sellers are not “foreign persons” within the meaning of Section 1445 of the Internal Revenue Code, as amended (i.e., Sellers are not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person as those terms are defined in the Internal Revenue Code and regulations promulgated thereunder).
     3.16 Litigation. Except as set forth on Schedule 3.16, there is no litigation, action, investigation or proceeding (including, but not limited to, proceedings in respect to a condemnation) pending or, to Sellers’ knowledge, threatened in writing relating to the Property or the transactions contemplated by this Agreement other than claims for personal injury or property damage which are covered by liability insurance and for which the insurer is providing a defense.
     3.17 Liquor License. To Sellers’ knowledge, any and all liquor licenses currently used in connection with the operation of the Hotel are held in the name of the Manager or its Affiliates.
     3.18 Taxes. All federal, state and local employment taxes, payroll taxes, excise taxes, occupancy or entertainment taxes, ad valorem taxes, liquor taxes, sales or use taxes and real property (including secured personal property) taxes and assessments due and payable by Sellers as of the Effective Date in connection with the ownership and operation of the Hotel have been paid (and will be as of the Closing Date). Sellers have not received any written notice for an audit of any such taxes which has not been resolved or completed, and Sellers are not currently contesting any such taxes. Except as otherwise disclosed by the Title Commitment, there are no so-called “greenbelt”, “roll-back” or other deferred taxes which affect the Property, the payment of which become retroactive to any period of Sellers’ ownership of the Property or any time prior thereto, pursuant to a change in zoning, use or ownership.
     3.19 Title to Personal Property. Except for third party lessors’ rights to any Leased Property pursuant to the Leased Property Agreements, Sellers have good and marketable title to all Tangible Personal Property, which shall be free and clear of all liens and encumbrances as of the Closing.
     3.20 Environmental Matters. To the best of Sellers’ knowledge, Sellers have delivered to Purchaser a true and correct copies of all environmental assessments, reports and studies relating to the Property that have been prepared within the last five (5) years to the extent in Sellers’ possession or control (the “Environmental Reports”). Except as set forth in Schedule 3.20 or disclosed by any of the Environmental Reports, (i) Sellers have not received any notice from any Governmental Authority or other Person of any environmental claims which have not been resolved, settled or dismissed, and (ii) no environmental claims are pending or, to Sellers’ knowledge, threatened with respect to the Property.
     3.21 Bankruptcy. Sellers have not filed any petition in bankruptcy or other insolvency proceedings or proceedings for reorganization of Sellers or for the appointment of a receiver or trustee for all or any substantial part of the Property, nor have Sellers made any assignment for the benefit of their creditors or filed a petition for an arrangement, or entered into an arrangement with creditors or filed a petition for an arrangement with creditors or otherwise admitted in writing its inability to pay its debt as they become due.
     3.22 Right to Purchase. Except for the rights afforded Manager in the Management Agreement, neither Sellers nor any of their respective Affiliates have granted any option, right of first refusal or any other unexpired right in favor of any Person to purchase or otherwise acquire the Property, any portion thereof or any interest therein, except as permitted by Section 6.4(f).
     3.23 Submission Matters. To Sellers’ knowledge, all of the Submission Matters delivered to Purchaser are true and complete copies, in all material respects, of such items in Sellers’ possession or control. To Sellers’ knowledge, Sellers have delivered, caused to be delivered, or made available electronic copies of all Authorizations in Sellers’ possession or control which relate to the Undeveloped Tracts.
     3.24 Permitted Exceptions. To Sellers’ knowledge, Sellers have received no written notice of any violations or defaults under any of the Permitted Title Exceptions that have not heretofore been corrected.
     3.25 Patriot Act. Neither Seller is acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specifically Designated National and Blocked person, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and neither is engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation.
     3.26 Other Agreements. Except as set forth on Schedule 3.26, neither Sellers nor any of their Affiliates have entered into any contract or other agreement with respect to the Undeveloped Tracts that would be binding on Purchaser or the Undeveloped Tracts after the Closing, other than (x) contracts or agreements reflected on the Title Commitment and (y) Authorizations.
     3.27 Labor and Employment. There is no collective bargaining agreement in effect between Seller and/or Manager and any labor unions or organizations representing any of the Hotel Employees.
     Each of the representations and warranties contained in this Article III and its various subparagraphs are intended for the benefit of Purchaser and may be waived in whole or in part only by Purchaser. Subject to the limitations contained in Section 10.12 hereof, all rights and remedies arising in connection with the untruth or inaccuracy of any such representations and warranties shall survive the Closing of the transaction contemplated hereby as provided in Section 10.12. Notwithstanding anything in this Agreement to the contrary, if any of the Sellers’ representations or warranties in this Agreement becomes untrue or materially inaccurate between the Effective Date and the Closing Date except if such untruth or material inaccuracy was actually known by Stanley Alterman or Robert Kramer as of the Effective Date or if such change was the result of any occurrence within the reasonable control of either Seller, Sellers shall have the right to update and modify such representation by giving written notice of such modification to Purchaser before Closing. The updating of such representations and warranties shall not constitute a default hereunder; however, if, but only if, such change would have a Material Adverse Effect, and is not caused by any Purchaser Party, Purchaser shall as its sole and exclusive alternative remedies have the right to (i) if such updated representation or warranty affects one, but not both of the Undeveloped Tracts, terminate this Agreement with respect to the affected tract in which event such tract shall be excluded from this Agreement for all purposes, the Purchase Price shall be reduced by the amount set forth opposite such affected tract on Schedule 2.4(a) attached hereto and this Agreement shall otherwise continue unmodified, (ii) if such updated representation or warranty affects both Undeveloped Tracts or the Hotel, then Purchaser may terminate this Agreement, in either case by delivering written notice to Sellers within five (5) business days following receipt of notice from Sellers of such updated representation whereupon the Additional Deposit and one-half of the Initial Deposit shall be returned to Purchaser, one-half of the Initial Deposit shall be paid to Sellers and the parties hereto shall be released from all further obligations hereunder, except those which expressly survive a termination of this Agreement or (iii) waive any claim or cause of action relating to such fact and proceed to Closing. Notwithstanding the foregoing, such partial or full termination shall be ineffective if within five (5) business days following the giving of such notice of termination Purchaser and Sellers agree on the terms of a Purchase Price reduction acceptable to Purchaser and Sellers in connection with such updated representation.
     The term “to Sellers’ knowledge”, “actual knowledge of Sellers’” or similar phrases as used in this Article III, shall mean the then actual current conscious knowledge, without any duty of investigation or inquiry other than inquiry of the Hotel Manager (Tony Cherone) and Engineer (John Bray), of Stanley Alterman, senior managing director of Sellers and Robert Kramer, the asset manager of Sellers, who Sellers represent and warrant are the representatives or officers of Sellers who are most knowledgeable with respect to the subject matter of this Agreement.
     3.28 LIMITATION ON SELLERS’ REPRESENTATIONS AND WARRANTIES. PURCHASER ACKNOWLEDGES AND AGREES THAT, OTHER THAN A REPRESENTATION OR WARRANTY EXPRESSLY SET FORTH IN THIS AGREEMENT (A BREACH OF WHICH PURCHASER MAY MAINTAIN AN ACTION IN ACCORDANCE WITH AND SUBJECT TO ARTICLE IX AND SECTION 10.12 OF THIS AGREEMENT) OR AS EXPRESSLY SET FORTH IN A CLOSING DOCUMENT, THE PROPERTY IS SOLD “AS IS” “WHERE IS” AND “WITH ALL FAULTS” AND NEITHER SELLERS, NOR ANY AGENT OR REPRESENTATIVE OF SELLERS, HAVE MADE, NOR ARE SELLERS LIABLE FOR OR BOUND IN ANY MANNER BY ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, PROMISES, STATEMENTS, INDUCEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR ANY PART THEREOF, THE PHYSICAL CONDITION, ENVIRONMENTAL CONDITION, INCOME, EXPENSES OR OPERATION THEREOF, THE USES WHICH CAN BE MADE OF THE SAME OR ANY OTHER MATTER OR THING WITH RESPECT THERETO, INCLUDING ANY EXISTING OR PROSPECTIVE LEASES. WITHOUT LIMITING THE FOREGOING, PURCHASER ACKNOWLEDGES AND AGREES THAT, OTHER THAN A REPRESENTATION OR WARRANTY EXPRESSLY SET FORTH IN THIS AGREEMENT (A BREACH OF WHICH PURCHASER MAY MAINTAIN AN ACTION IN ACCORDANCE WITH AND SUBJECT TO ARTICLE IX AND SECTION 10.12 OF THIS AGREEMENT) OR AS EXPRESSLY SET FORTH IN A CLOSING DOCUMENT, SELLERS ARE NOT LIABLE FOR OR BOUND BY (AND PURCHASER HAS NOT RELIED UPON) ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR FINANCIAL STATEMENTS PERTAINING TO THE OPERATION OF THE PROPERTY, OR ANY OTHER INFORMATION RESPECTING THE PROPERTY FURNISHED BY SELLERS OR ANY EMPLOYEE, AGENT, CONSULTANT OR OTHER PERSON REPRESENTING OR PURPORTEDLY REPRESENTING SELLERS. PURCHASER FURTHER ACKNOWLEDGES, AGREES, AND REPRESENTS THAT, OTHER THAN A REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT (A BREACH OF WHICH PURCHASER MAY MAINTAIN AN ACTION IN ACCORDANCE WITH AND SUBJECT TO ARTICLE IX AND SECTION 10.12 OF THIS AGREEMENT) OR AS EXPRESSLY SET FORTH IN A CLOSING DOCUMENT, IT SHALL BE PURCHASING THE PROPERTY IN AN “AS IS” “WHERE IS” AND “WITH ALL FAULTS” CONDITION AT THE DATE OF CLOSING WITH RESPECT TO THE STRUCTURAL AND MECHANICAL ELEMENTS OF THE PROPERTY, THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE PROPERTY, THE FIRE-LIFE SAFETY SYSTEMS AND THE FURNITURE, FIXTURES AND EQUIPMENT LOCATED THEREON OR ATTACHED THERETO, ALL OF WHICH PURCHASER AND ITS CONSULTANTS SHALL HAVE INSPECTED AND EITHER APPROVED OR WAIVED OBJECTION TO ON OR PRIOR TO THE CLOSING AND PURCHASER HEREBY RELEASES SELLERS AND THEIR RESPECTIVE AFFILIATES FROM ANY AND ALL OBLIGATIONS, LIABILITIES, CLAIMS, DEMANDS, SUITS, CAUSES OF ACTION, DAMAGES, JUDGMENTS, COSTS AND EXPENSES RELATING TO THE CONDITION OF THE STRUCTURAL AND MECHANICAL

ELEMENTS OF THE PROPERTY, THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE PROPERTY, THE FIRE-LIFE SAFETY SYSTEMS AND THE FURNITURE, FIXTURES AND EQUIPMENT LOCATED THEREON OR ATTACHED THERETO, EXCEPT TO THE EXTENT, IF ANY, THAT SELLERS HAVE EXPRESSLY ACCEPTED RESPONSIBILITY PURSUANT TO THIS AGREEMENT. PURCHASER ALSO REPRESENTS THAT, AS OF THE CLOSING DATE, IT SHALL HAVE INDEPENDENTLY INVESTIGATED, ANALYZED AND APPRAISED TO ITS SATISFACTION THE VALUE AND THE PROFITABILITY OF THE PROPERTY. PURCHASER ACKNOWLEDGES THAT, TO THE EXTENT REQUIRED TO BE OPERATIVE, THE DISCLAIMERS OF WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW, RULE, REGULATION OR ORDER. THE PROVISIONS OF THIS SECTION 3.28 SHALL SURVIVE THE CLOSING.
ARTICLE IV
PURCHASER’S REPRESENTATIONS AND WARRANTIES
     To induce Sellers to enter into this Agreement and to sell the Property, Purchaser hereby makes the following representations and warranties:
     4.1 Organization and Power. Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of Purchaser hereunder.
     4.2 Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of Purchaser, has been duly executed and delivered by Purchaser, constitutes the valid and binding agreement of Purchaser and is enforceable in accordance with its terms. The person executing this Agreement on behalf of Purchaser has the authority to do so.
     4.3 Non-Contravention. The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, Purchaser’s organizational documents, or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser or result in the creation of any lien or other encumbrance on any asset of Purchaser.
     4.4 Litigation. Purchaser has received no written notice of any action, suit or proceeding against or affecting Purchaser in any court or before any arbitrator or before any Governmental Authority which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which Purchaser is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, or (b) would materially and adversely affect the ability of Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto.
     4.5 Patriot Act. Purchaser is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a

Specifically Designated National and Blocked person, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation.
ARTICLE V
CONDITIONS PRECEDENT
     5.1 As to Purchaser’s Obligations. Purchaser shall have the remedies set forth in the first sentence of Section 9.1 hereof, which Section contains the sole and exclusive remedies of Purchaser, if any of the following conditions are not satisfied or waived by Purchaser on or before the Closing Date (unless the failure to satisfy such condition is caused by the default of Purchaser or its Affiliates under this Agreement, or is otherwise within the reasonable control of Purchaser, in which event Purchaser shall be deemed to have waived such conditions):
          (a) Sellers’ Deliveries. Sellers shall have delivered to or for the benefit of Purchaser, on or before the Closing Date, all of the documents required of Sellers pursuant to Sections 7.2 and 7.4 hereof.
          (b) Representations, Warranties and Covenants; Obligations of Sellers; Certificate. All of Sellers’ representations and warranties made in this Agreement shall be true and correct in all material respects as of the Effective Date and as of the Closing Date as if then made (as such representations and warranties may have been updated from time to time as provided in Article III); and Sellers shall have performed in all material respects all of its covenants and other obligations under this Agreement.
          (c) Title Policy. The Title Company shall remain irrevocably committed to issue the Owner’s Title Policy, subject only to the Permitted Title Exceptions.
          (d) Estoppels for Covenants, Conditions and Restrictions. On or before the Closing Date, Sellers shall provide Purchaser with a fully executed estoppel certificate related to each of the Covenants, Conditions and Restrictions under which either Seller or an Affiliate of Sellers is the Declarant (the “CCR Estoppel”). To the extent reasonably requested by Purchaser, Sellers shall endeavor to obtain estoppel certificates with respect to any other Covenants, Conditions and Restrictions. The CCR Estoppel must be in a form reasonably satisfactory to Purchaser. To that end, Purchaser shall provide Sellers with a recommended form of CCR Estoppel within fifteen (15) days after the delivery of the Survey and Title Commitment to Purchaser.
          (e) Management Agreement. The Management Agreement shall have been terminated at no cost or expense to Purchaser (except as otherwise provided in Section 7.5), effective as of the Closing Date.
     Each of the conditions contained in this Section are intended for the benefit of Purchaser and may be waived in whole or in part, in writing, by Purchaser and shall be deemed to have been waived automatically if Purchaser proceeds to Closing.

     5.2 As to Sellers’ Obligations. If any of the following conditions are not satisfied or waived by Sellers on or before the Closing Date (unless the failure to satisfy such condition is caused by the default of Sellers or their respective Affiliates under this Agreement, or is otherwise within the reasonable control of Sellers, in which event such condition shall be deemed to have been waived), the same shall constitute a default by Purchaser under this Agreement and Sellers shall have the remedies set forth in Section 9.2 hereof, which Section contains the sole and exclusive remedies of Sellers:
          (a) Purchaser’s Deliveries. Purchaser shall have delivered to or for the benefit of Sellers, on or before the Closing Date, all of the documents and payments required of Purchaser pursuant to Sections 7.3 and 7.4 hereof.
          (b) Representations, Warranties and Covenants; Obligations of Purchaser. All of Purchaser’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the Effective Date and as of the date of Closing as if then made and Purchaser shall have performed in all material respects all of its covenants and other obligations under this Agreement.
     Each of the conditions contained in this Section are intended for the benefit of Sellers and may be waived in whole or in part, in writing, by Sellers or shall be deemed to have been waived automatically upon Closing of the sale to Purchaser.
ARTICLE VI
COVENANTS OF SELLERS AND PURCHASER
     6.1 Operating Agreements/Occupancy Agreements/Leased Property Agreements/Off-Site Facility Agreements. Sellers shall not enter into any new Operating Agreements, Occupancy Agreements, Leased Property Agreements, or Off-Site Facility Agreements or any modifications to any such agreements except as required by the terms thereof, unless (a) any such agreement or modification will not bind Purchaser or the Property after the date of Closing or is subject to termination on not more than sixty (60) days notice without penalty or any other material out-of-pocket expense, or (b) Sellers have obtained Purchaser’s prior written consent to such agreement or modification, which consent (i) shall not be unreasonably withheld, conditioned or delayed prior to the expiration of the Study Period, and (ii) shall be in Purchaser’s sole and absolute discretion after the expiration of the Study Period, and shall be deemed given if, within (1) five (5) business days following Purchaser’s receipt of Sellers’ request if such request relates to the Hotel operations, or (2) ten (10) business days following Purchaser’s receipt of Sellers’ request if such request relates to the undeveloped Land, Purchaser fails to provide Sellers with (A) prior to the expiration of the Study Period, a reasonably detailed written description of the reason Purchaser withholds its consent and a statement of those changes, which, if made, would cause Purchaser to grant its consent, and (B) after the expiration of the Study Period, a written notice either granting its consent or objecting to such matter for which such consent was requested (clause (i) and (ii), as and when applicable, the “Approval Standard”). Sellers shall not enter into any union contract or other collective bargaining agreement without Purchaser’s consent, which may be granted or withheld in Purchaser’s sole and absolute discretion. Sellers shall make all commercially reasonable efforts to assist Purchaser in obtaining any required consents to the assignment to Purchaser of the

Operating Agreements, Leased Property Agreements and Off-Site Facility Agreements; provided, however, Purchaser shall pay all fees, charges and expenses relating to such consents. Sellers may cancel any Operating Agreement, Occupancy Agreement, Leased Property Agreement, or Off-Site Facility Agreement at any time prior to the Closing with the prior written consent of Purchaser, which consent shall be subject to the Approval Standard so long as the termination would not have an adverse affect on the profitability of the Property, except that Sellers shall have the right to cancel, without Purchaser’s prior written consent, any contract entered into between Sellers and/or Manager, on behalf of the Property, and any Affiliate of either Seller; provided, however, if Sellers elect to cancel any such agreement, Sellers shall pay any termination fee associated with such termination, and shall give Purchaser notice of such termination. Sellers further agree that if requested by Purchaser, Sellers will cancel any such agreement at Closing so long as (i) such agreement may be cancelled by Sellers at Closing without being in breach thereof and (ii) Purchaser pays at Closing any termination fee, costs or penalties associated with such termination. Notwithstanding the foregoing, Sellers shall be responsible to pay any termination fee or other costs incurred by Purchaser to the other party under any Operating Agreement, Occupancy Agreement, Leased Property Agreement or Off-Site Facility Agreement with any Person that is not an Affiliate or Manager which by its express terms survives Closing and prohibits an assignment of such agreement by Sellers if the other party thereto refuses to perform such agreement for the benefit of Purchaser following Closing despite good faith reasonable efforts by Purchaser to accommodate such party and Purchaser gives Sellers written notice of such facts within ninety (90) days following Closing. Sellers, at no cost or expense to Purchaser (except as provided in Section 7.5) shall terminate, effective as of Closing, all contracts and/or agreements whereby Managers and/or its Affiliates are providing goods or services to the Property. The provisions of this Section 6.1 shall survive Closing.
     6.2 Warranties and Guaranties. Sellers shall not before or after Closing knowingly release or modify any Warranties and Guaranties, if any, except with the prior written consent of Purchaser, which consent shall be subject to the Approval Standard.
     6.3 Insurance. Sellers shall pay all premiums on, and shall not cancel or voluntarily allow to expire, any of Sellers’ Insurance Policies unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced.
     6.4 Operation of Property Prior to Closing. Sellers covenant and agree with Purchaser that, to the extent it is legally entitled to do so, between the date of this Agreement and the date of Closing:
          (a) Subject to the restrictions contained herein, as well as events or conditions beyond Sellers’ reasonable control, Sellers shall operate and maintain the Property in substantially the same manner in which it operated and maintained the Property prior to the execution of this Agreement, and consistent with the Management Agreement; provided, however, nothing in this Agreement shall be construed to require Sellers to construct capital improvements to the Property. Sellers shall use commercially reasonable efforts to cause Manager to comply with the terms of the Management Agreement. Seller shall use commercially reasonable efforts to cause Manager or its liquor subsidiary, as applicable, to enter into with Purchaser (i) a Transition Services Agreement, in substantially the form of Exhibit O attached hereto and (ii) an interim beverage agreement on reasonably and customary terms so that alcoholic beverage service at the Property is uninterrupted until such time as Purchaser receives its liquor license for the Property.
          (b) Sellers shall maintain their books of account and records in the usual, regular and ordinary manner, in accordance with generally accepted accounting principles and applied on a basis consistent with that used in keeping its books in prior years.
          (c) Sellers shall pay (subject to legal rights of appeal and protest) prior to delinquency all taxes referenced in Section 3.18 hereof.
          (d) Sellers shall not to enter into any new employment agreements with any Executive Employees that would be binding on Purchaser with respect to the Property without the express written consent of a Purchaser Party, which consent shall be subject to the Approval Standard.
          (e) Sellers shall promptly advise Purchaser of (i) any litigation, arbitration or administrative hearing concerning the Property of which Sellers obtain actual knowledge, and (ii) any violation (or alleged violation) of Applicable Law of which Sellers obtain actual knowledge.
          (f) Sellers shall refrain from removing or causing or permitting to be removed any part or portion of the Real Property or the Tangible Personal Property owned by Sellers and situated within the Improvements other than in the normal course of business without the prior written consent of Purchaser, which consent shall be subject to the Approval Standard, unless the same is no longer needed or useful or the same is replaced, prior to Closing, with similar items of at least equal suitability, quality and value, free and clear of any liens or security interests.
     6.5 Exclusivity. So long as this Agreement remains in effect, between the date of this Agreement and the date of Closing, Sellers shall not, and Sellers shall cause the officers, employees, agents, representatives or any other Person acting at the direction of Seller to not, directly or indirectly, solicit, pursue, negotiate or accept any offers for the Property or any portion thereof or interest therein, except as permitted by Section 6.4(f).
     6.6 Termination of Hotel Employees; WARN Act On the Management Termination Date, the employment at the Hotel of all Hotel Employees shall be terminated. (For purposes of WARN Act liability, the Management Termination Date is considered to be the “effective date of sale”). With respect to such terminations, Purchaser shall extend or cause to be extended offers of employment to enough active Hotel Employees (but excluding Executive Employees unless permitted by Manager) on terms and conditions adequate, so as to prevent the application of the Worker Adjustment and Retraining Notification Act (“WARN Act”). The provisions of this Section 6.6 shall survive the Closing.
     6.7 Employee Claims. Sellers shall hold harmless, indemnify and defend or cause to be indemnified and defended Purchaser and its Affiliates from and against any and all claims, causes of action, proceedings, judgments, damages, penalties, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Purchaser with respect to claims, causes of action, judgments, damages, penalties and liabilities asserted by Hotel

Employees to the extent arising out of or related to any act, failure to act, any transaction or any facts or circumstances (i) occurring prior to the Closing Date or (ii) undertaken or caused by Sellers in connection with Hotel Employees at Closing, including, without limitation: (A) the termination of such Hotel Employees and/or the failure of Purchaser to hire such Hotel Employees (subject to Section 6.6), including any severance payments with respect thereto; (B) the failure of Sellers or Manager to comply with the provisions of any collective bargaining agreement; (C) any alleged discrimination, breach of contract or other wrongful termination; and any claim arising under the Family and Medical Leave Act or other state leave of absence statute made by someone on a statutorily approved leave of absence at the time of Closing arising out of acts, omissions or events occurring prior to the Closing Date; (D) any alleged right to workers’ compensation benefits, unemployment compensation or statutory or contractual severance, including claims for any withdrawal liability or unfunded liability incurred because of participation in any pension plan covered by the Multiemployer Pension Plan Amendments Act of 1980 or other multiemployer pension plan or similar fund. Purchaser shall hold harmless, indemnify and defend Sellers and Manager and their Affiliates from and against any and all claims, causes of action, proceedings, judgments, damages, penalties, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Sellers or Manager or any Affiliate thereof with respect to claims, causes of action, judgments, damages, penalties and liabilities asserted by Hotel Employees hired by Purchaser at Closing to the extent arising out of or related to any act, failure to act, any transaction or any facts or circumstances (i) occurring on or after the Closing Date, or (ii) undertaken or caused by Purchaser in connection with Hotel Employees at or following Closing, including, without limitation (A) the termination of such Hotel Employees by Purchaser after Closing; (B) any and all liability under the WARN Act, including, without limitation, any and all liability caused by the failure of Purchaser to rehire a sufficient number of Hotel Employees or the termination of such employees, as provided in Section 6.6; (C) any claim arising under the Family and Medical Leave Act or other state leave of absence statute made by someone on a statutorily approved leave of absence at the time of Closing arising out of acts, omissions or events occurring on or after the Closing Date; (D) any alleged discrimination, breach of contract or other wrongful termination (under federal statutes, state statutes or common law) arising out of acts, omissions or events occurring on or after the Closing Date; (E) any alleged right to workers’ compensation benefits, unemployment compensation or statutory or contractual severance, including claims for any withdrawal liability or unfunded liability incurred because of participation in any pension plan covered by the Multiemployer Pension Plan Amendments Act of 1980 or other multiemployer pension plan or similar fund arising out of acts, omissions or events occurring on or after the Closing Date; and (F) all costs and expenses associated with salary, wages, bonuses, profit sharing, pension, health and welfare benefits, employee severance payments and other compensation and fringe benefits that are earned but unpaid as of the Closing Date and which are assumed by Purchaser at the Closing and sick leave pay accrued or earned all of which shall be assumed by Purchaser as provided in Section 7.6 hereof. With respect to Hotel Employees hired by Purchaser, Sellers and/or Manager will be liable for any claims under Sellers’ and/or Manager’s Employee Benefit Plans made or incurred by su ch Hotel Employees and their beneficiaries through the day prior to Closing Date under the Employee Benefit Plans, and Purchaser will be liable for any such claims made or incurred after the Closing under any applicable employee benefit plans of Purchaser. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of medical or dental benefits, when the services that are the subject of the charge are performed, in the case of hospital benefits, when the individual entered the hospital, and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed which entitles the employee to the benefit. The provisions of this Section 6.7 shall survive the Closing.
     6.8 COBRA Requirements.
          (a) Purchaser shall promptly notify Sellers if Purchaser takes any action in connection with Closing that will give rise to any obligation of Sellers to deliver notices to Hotel Employees or beneficiaries under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Purchaser shall be responsible for the provision of any notices required to comply with the requirements of COBRA to any Hotel Employee or COBRA beneficiaries that become entitled to such notices after Closing.
          (b) For purposes of this provision, the term “group health coverage continuation” shall mean the requirement to make available continuation of group health coverage pursuant to: (1) Section 4980B of the Internal Revenue Code of 1986, as amended [26 U.S.C. § 4980B], and/or (2) Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended (ERISA) [29 U.S.C. §§ 1161-1168], and/or (3) any applicable state law. The term “qualified beneficiaries” shall mean any individuals who are entitled to group health coverage continuation under applicable federal or state law. The term “qualifying event” shall refer to an event resulting in the loss of group health coverage to a qualified beneficiary as provided under applicable federal or state law.
          (c) Sellers, Manager or any Affiliate shall retain all obligations and liabilities for group health coverage continuation with respect to (1) any qualified beneficiary whose qualifying event occurs after the Closing Date in connection with the employment after the Closing Date of a Hotel Employee by Sellers, Manager or any Affiliate; (2) all qualified beneficiaries, with respect to any group health plan of the Sellers, Manager or any Affiliate, who elected continuation of group health coverage prior to the Closing Date and such qualified beneficiaries were not hired by Purchaser on or as of the Closing Date; and (3) all qualified beneficiaries, with respect to any group health plan of the Sellers, Manager or any Affiliate, who have experienced a qualifying event on or before the Closing Date, but for whom the election period continuation of group health coverage has not terminated and such qualified beneficiaries were not rehired by Purchaser on or as of the Closing Date.
          (d) Purchaser shall assume obligations and liabilities for group health coverage continuation only with respect to those qualified beneficiaries rehired by Purchaser in connection with the employment of Hotel Employees by Purchaser as of the Closing Date. Purchaser shall hold harmless, indemnify and defend Sellers and Manager and their Affiliates from and against any and all claims, causes of action, proceedings, judgments, damages, penalties, liabilities, costs and expenses (including reasonable attorneys’ fees) incurred by Sellers or Manager or any Affiliate thereof to the extent arising out of or resulting from Purchaser’s failure to comply with any provision of this Section 6.8.
          (e) Sellers shall hold harmless, indemnify and defend Purchaser from and against any and all claims, causes of action, proceedings, judgments, damages, penalties,

liabilities, costs and expenses (including reasonable attorneys’ fees) incurred by Purchaser which to the extent arising out of or resulting from, Sellers’ failure to comply with any provision of this Section 6.8.
     6.9 Reasonable Inspection After Closing.
          (a) After Closing, Sellers shall afford Purchaser and its agents reasonable access to its books of account, financial and other records, information, employees and auditors to the extent such items and contact with such persons relate solely to the Property and to the extent necessary in connection with any audit or any other reasonable business purpose relating to the Property (other than litigation or investigation of any claim or action against Sellers); provided that: (i) any such access by Purchaser shall not unreasonably interfere with the conduct of Sellers’ business; (ii) Purchaser shall defend, indemnify and hold Sellers harmless from and against any liability, claim, damage or expense, including reasonable attorneys’ fees, incurred by Sellers or their Affiliates to the extent arising from Purchaser’s exercise of its rights under this Section 6.9(a); and (iii) Purchaser shall keep the information contained in such records confidential in accordance with Section 8.5.
          (b) After Closing, Purchaser shall afford Sellers and their agents reasonable access to its books of account, financial and other records, information, employees and auditors to the extent such items and contact with such persons relate solely to the Property prior to the Closing and to the extent necessary in connection with any audit or any other reasonable business purpose relating to the Property (other than litigation or investigation of any claim or action against Purchaser); provided that: (i) any such access by Sellers shall not unreasonably interfere with the conduct of Purchaser’s business; (ii) Sellers shall defend, indemnify and hold Purchaser harmless from and against any liability, claim, damage or expense, including reasonable attorneys’ fees, incurred by Purchaser and arising from Sellers’ exercise of its rights under this Section 6.9(b); and (iii) Sellers shall keep the information contained in such records confidential in accordance with Section 8.5. The provisions of this Section 6.9(a) and (b) shall survive the Closing.
     6.10 Meeting Room. Beginning three (3) weeks prior to the Closing Date, Sellers shall endeavor to cause Manager to provide to Purchaser, at no cost or expense to Purchaser, a meeting room suitable for Purchaser to conduct interviews, copy records and such other business on the Property as Purchaser shall reasonably require.
     6.11 Proprietary Property. Purchaser understands and agrees that following the Management Termination Date the Hotel will not be subject to a management agreement or license agreement providing for such Hotel to continue to be operated as a Westin flagged hotel, and Purchaser and its Affiliates shall have no right to use, and Sellers, Manager and its Affiliates shall have no right to use, and Sellers, Manager and its Affiliates shall have the right to remove, without any obligation to replace or restore, all Tangible Personal Property and Intangible Personal Property (including, without limitation, signage) containing the name or logo of “Westin,” or any derivative thereof; or names of any subsidiaries of Westin, or any derivatives thereof (collectively, “Westin Names and Marks”) from the Hotel. Such items may not be used by Purchaser at another hotel owned or operated by Purchaser or its Affiliates or relabeled for use by Purchaser or its Affiliates. Further, Sellers and their Affiliates are not transferring,

Purchaser and its Affiliates shall not have the right to use, and Sellers, Manager and their Affiliates have the right to remove without any obligation to replace or restore all proprietary Tangible Personal Property and Intangible Personal Property, including but not limited to software databases, applications and licensed software. To the extent any such removal is not completed prior to Closing, Purchaser shall grant Sellers and its Affiliates the right, for up to seventy-two (72) hours after the Management Termination Date, to remove, or cause to be removed such Tangible Personal Property and Intangible Personal Property. Reservation and front office system software, other software proprietary to the Westin system and license codes for such Hotel will not be transferred to Purchaser, and Purchaser shall be responsible at its sole cost and expense for having a new reservation and front office system in place on the Management Termination Date. Purchaser shall cause all interior and exterior signage containing any Westin Names and Marks to be covered on and after the Management Termination Date and to be removed promptly after the Management Termination Date.
ARTICLE VII
CLOSING
     7.1 Closing. The Closing shall occur on the Closing Date. As more particularly described below, at the Closing the parties hereto will (i) execute or cause to be executed, or instruct the Escrow Agent to release, all of the documents required to be delivered in connection with the transactions contemplated hereby (the “Closing Documents”), (ii) deliver or cause to be delivered the same to Escrow Agent, and (iii) take or cause to be taken all other action required to be taken in respect of the transactions contemplated hereby. The Closing will occur at the offices of the Escrow Agent, or at such other place as Purchaser and Sellers may agree. At the Closing, Purchaser shall deliver the balance of the Purchase Price to Escrow Agent as provided herein. As provided herein, the parties hereto will agree upon adjustments and prorations to certain items that cannot be exactly determined at the Closing and will make the appropriate adjustments with respect thereto. Possession of the Property shall be delivered to Purchaser at the Closing, subject to Permitted Title Exceptions and the rights of tenants, licensees and concessionaires under the Occupancy Agreements and guests in possession.
     7.2 Sellers’ Deliveries. At the Closing, Sellers shall deliver to Escrow Agent all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and/or sworn, on behalf of Sellers and shall be dated to be effective as of the Closing Date:
          (a) The Declaration.
          (b) The Deeds.
          (c) The Bill of Sale.
          (d) The Assignment and Assumption Agreement.
          (e) The Assignment of Occupancy Agreements.

          (f) The FIRPTA Certificate.
          (g) The Trademark License Agreement.
          (h) The Easement Agreements.
          (i) The Golf Course Agreement.
          (j) The Executive Agreement.
          (k) The CCR Estoppels.
          (l) The Memorandum of Additional Covenants.
          (m) A closing certificate pursuant to which Sellers confirm that, subject to Sellers’ right to update the representations and warranties pursuant to Article III, all of the representations and warranties of Sellers as of the Closing Date are true and correct in all material respects and that all of covenants of Seller have been fully performed in all material respects.
          (n) Sellers shall assign (or cause any of its Affiliates to assign) to Purchaser the number of Equivalent Dwelling Units (“EDUs”) set forth on Schedule 2.4(a) to Purchaser without warranty or recourse whatsoever, and shall be assigned pursuant to the EDU Assignment. Notwithstanding anything herein, but subject to Purchaser’s closing of the purchase of the Property, Purchaser shall be responsible for the payment of all impact fees, extension fees and other costs to utility providers for said EDU capacity which are to be paid on or after date of this Agreement. If Closing occurs, Purchaser, at Purchaser’s expense, shall be responsible for extending as necessary any water or sanitary sewer mains or laterals and other utilities Purchaser may require to develop the Property. Subject to the foregoing reservation, any EDUs applicable to land owned by Sellers and not conveyed to Purchaser under the EDU Assignment shall remain the sole property of Sellers.
          (o) The Annexation Agreement.
          (p) Deliver information regarding, as to each Hotel Employee whose employment is to be continued by Purchaser, the date to which such Hotel Employee has been paid, accrued but unpaid vacation pay, whether such Hotel Employee is participating in a group health plan maintained by Sellers or Manager or any of their Affiliates through the exercise of COBRA benefits, and all other fringe benefits.
          (q) Deliver information regarding Hotel Employees whose employment is to be continued by Purchaser with respect to salaries and duties and length of service.
          (r) Any other document or instrument specifically required by this Agreement to be delivered by Sellers on or before the Closing Date.
          Sellers shall also deliver, to the extent it is legally entitled to do so, to Purchaser or make available to Purchaser at the Property:

          (a) Certificate(s)/Registration of Title for any vehicle owned by Sellers and used in connection with the Property,
          (b) all original Warranties and Guarantees, Operating Agreements, Leased Property Agreements, Occupancy Agreements, and Off-Site Facility Agreements to be assigned to and assumed by Purchaser and in Sellers’ possession,
          (c) information as to all advance room reservations, functions and the like, in reasonable detail so as to enable Purchaser to honor Sellers’ commitments in that regard, and
          (d) information as to outstanding accounts receivable, including the Rooms Ledger as of midnight on the date prior to the Closing, including the name of each account and the amount due.
     7.3 Purchaser’s Deliveries. At or prior to the Closing, Purchaser shall deliver or cause to be delivered to Escrow Agent the following, duly executed and, where applicable, acknowledged and/or sworn on behalf of Purchaser, and dated as of the Closing Date:
          (a) The Assignment and Assumption Agreement.
          (b) The Assignment of Occupancy Agreements.
          (c) The Trademark License Agreement.
          (d) The Easement Agreements.
          (e) The Golf Course Agreement.
          (f) The Executive Agreement.
          (g) The EDU Assignment.
          (h) The Annexation Agreement (if finalized prior to Closing, and if not, then following the Closing as provided in Section 2.4(e).
          (i) Any other documents or instruments specifically required by this Agreement to be delivered by Purchaser on or before the Closing Date.
          (j) At the Closing, Purchaser shall deliver to Escrow Agent the portion of the Purchase Price described in Section 2.2 hereof.
     7.4 Additional Deliveries. At the times specified below, Purchaser and Sellers shall each execute and deliver or cause to be delivered:
          (a) Not later than the Closing Date, a Sellers’ closing statement or a Purchaser’s closing statement, as applicable, reflecting the Purchase Price and the adjustments and prorations required hereunder and the allocation of income and expenses required hereby.

          (b) Not later than the Closing Date, such other and further documents, papers and instruments, including, but not limited to, customary affidavits as to debts and liens and parties in possession required by the Title Company to issue the Owner’s Title Policy, as may be reasonably required by the parties hereto or their respective counsel or the Title Company which are not inconsistent with this Agreement or the other Closing Documents.
          (c) The Transition Agreement, if applicable.
     To the extent the delivery of any of the items in Sections 7.2, 7.3 or 7.4 of this Agreement are conditions precedent to the obligation of a party pursuant to Sections 5.1 or 5.2 of this Agreement, and the condition relating to any such item is not satisfied as of Closing, but the party for whose benefit such unsatisfied condition is made elects, nonetheless, to proceed to Closing, the delivery of the item applicable to the unsatisfied condition shall not be required pursuant to the provisions of Sections 7.2, 7.3 or 7.4 of this Agreement.
     7.5 Closing Costs. Except as is explicitly provided in this Agreement, each party hereto shall pay its own legal fees and expenses. All filing fees for the Deed and the transfer, recording, sales or other similar taxes and surtaxes due with respect to the transfer of title, as well as the cost for title insurance, endorsements and surveys, and any other costs specified on Schedule 1 attached hereto, shall all be paid in accordance with allocations set forth in Schedule 1. To the extent releases or corrective instruments are required to be delivered by Sellers pursuant to the terms of this Agreement, Sellers shall pay for the costs associated with the releases of any deeds of trust, mortgages and other Monetary Title Encumbrances encumbering the Property and for any costs associated with any corrective instruments. All other costs (except any costs incurred by either party for its own account) that are necessary to carry out the transactions contemplated hereunder shall be allocated between Purchaser and Sellers in accordance with local custom in the jurisdiction in which the Hotel is located. Purchaser shall pay at Closing (only if and when Closing occurs) all termination fees payable to Manager in connection with the termination of the Management Agreement in an amount not to exceed $3,260,000.00, and Sellers shall pay any portion of the termination fees in excess of $3,260,000.00. The provisions of this Section 7.5 shall survive the Closing and any termination of this Agreement.

     7.6 Revenue and Expense Allocations. All revenues and expenses with respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with generally accepted accounting principles consistently applied, shall be allocated between Sellers and Purchaser as provided herein. Pursuant to such allocation, Sellers shall be entitled to all revenue earned and shall be responsible for all expenses incurred for the period of time up to but not including the date of Closing, and Purchaser shall be entitled to all revenue earned and shall be responsible for all expenses incurred for the period of time from, after and including the date of Closing. Such allocations and adjustments shall be shown on the closing statement (with such supporting documentation as the parties hereto may reasonably require being attached as exhibits to the closing statements) and shall increase or decrease (as the case may be) the cash amount payable by Purchaser pursuant to Section 2.2 hereof. All prorations shall be made on the basis of the actual number of days in the year and month in which the Closing occurs or in the period of computation. Without limiting the generality of the foregoing, the following items of revenue and expense shall be allocated and prorated at Closing:
          (a) Current rents.
          (b) Real estate and personal property taxes (with maximum allowable discounts for early or prompt payment).
          (c) Revenue and expenses under the Operating Agreements, Leased Property Agreements and Off-Site Facility Agreements to which Sellers are a party, to be assigned to and assumed by Purchaser. Sellers and Purchaser agree that obligations and expenses under Operating Agreements which constitute ongoing construction, capital improvement and other similar work, shall be allocated to Sellers as to work completed prior to the Closing Date (and applicable retainage related thereto), and shall be assumed by and allocated to Purchaser as to work completed from and after the Closing Date (and applicable retainage related thereto). Sellers shall be responsible for payments of amounts owing to third parties in respect of inventory, materials and supplies ordered by Sellers in respect of the Hotel room and clubhouse renovations prior to the Closing Date, including, without limitation sheers, chairs and wall coverings.
          (d) Utility charges (including, but not limited to, charges for phone service, cable television, gas, water, sewer and electricity).
          (e) Municipal or other governmental improvement liens and special assessments, which shall be paid by Sellers at Closing where the work has been completed, and which shall be assumed by Purchaser at Closing and paid by Purchaser where the work has been authorized or started, but not completed; provided, however, that if such liens or assessments are payable in installments, the amount of the installment applicable to the period which includes the Closing Date shall be allocated in the same manner as other items of expenses herein; and for all other installments, Sellers shall be responsible for the payment of and shall pay such installments relating to periods prior to the Closing Date and Purchaser shall be responsible for the payment of and shall pay such installments relating to periods from and after the Closing Date.
          (f) License and permit fees, where transferable.

          (g) All other revenues and expenses of the Property, including, but not limited to, such things as restaurant, bar and meeting room income and expenses and the like.
          (h) The Rooms Ledger and housekeeping costs for the date of Closing (to be apportioned equally between Sellers and Purchaser).
          (i) Purchaser shall receive a credit in an amount equal to the value of any voucher, coupons or other discounted or free services or accommodations that are (x) issued prior to the Effective Date with respect to such items for which Sellers have not received cash consideration in the amount of the face value of such item and (y) issued prior to Closing with respect to such items for which Sellers have received cash consideration in the amount of the face value of such item, and that in either case are scheduled or otherwise available to be used on or after the Closing Date, provided that the foregoing shall be reduced by twenty percent (20%).
          (j) Purchaser shall receive a credit for all costs and expenses associated with salary, wages, bonuses, profit sharing, pension, health and welfare benefits, employee severance payments and other compensation and fringe benefits that are earned but unpaid as of the Closing Date (except that Sellers shall only be obligated to pay one-half of any bonus or incentive compensation payable in connection with the transfer of the Hotel), and any personal time off (i.e., vacation days) earned or accrued by the Hotel Employees as of the Closing Date, together with all employment taxes with respect thereto, including, without limitation, any withholding and employer contributions required under any Applicable Law (excluding sick leave earned or accrued by the Hotel Employees as of the Closing Date, which shall be the responsibility of Purchaser without a corresponding credit on the closing statement).
          (k) Such other items as are usually and customarily prorated between purchasers and sellers of hotel and golf properties in the area where the Property is located.
     Sellers shall receive a credit for any prepaid expenses for which Purchaser is assuming the underlying obligation accruing to periods on or after the Closing Date and utility and other deposits relating to the Property that are assigned to Purchaser. Purchaser shall receive a credit against the Purchase Price for the total of (i) prepaid rents, (ii) prepaid room receipts and deposits, function receipts and deposits and other reservation receipts and deposits, and (iii) unforfeited security deposits together with any interest payable to a tenant thereon held by Sellers under Occupancy Agreements. At Closing, Sellers shall sell to Purchaser in connection with the Hotel, and Purchaser shall purchase from Sellers, at face value, in addition to the Purchase Price: (i) all petty cash funds in connection with the Hotel guest operations at the Property; and (ii) the so-called “guest ledger” as mutually approved by Purchaser and Sellers for the Hotel of guest accounts receivable payable to the Hotel as of the check out time for the Hotel on the Closing Date (based on guests and customers then using the Hotel) both (1) in occupancy from the preceding night through check out time the morning of the Closing Date, and (2) previously in occupancy prior to check out time on the Closing Date. For purposes of this Agreement, transfer or sale at face value shall have the following meanings: (i) for petty cash, an amount equal to the total of all petty cash funds on hand and transferred to Purchaser; and (ii) for the guest ledger, the total of all credit card accounts receivable as shown on the records of the Hotel, less actual collection costs (i.e., fees retained by credit card companies), less accounting charges for rooms furnished on a gratuity or complimentary basis to any hotel staff or as an accommodation to other parties and less Purchaser’s one-half (1/2) share of the Rooms Ledger for the date of Closing per Section 7.6(h). The purchase price of said petty cash fund and guest ledger shall be paid to Sellers at Closing by a credit to Sellers in the computation of the adjustments and prorations on the Closing Date. Other than petty cash, there shall be no transfer of working capital or other funds held by Sellers or Manager at Closing.
     Sellers or Manager on behalf of Sellers shall be required to pay or cause to be paid all retail sales (as distinguished from any tax on the sale of any personal property effected pursuant to this Agreement), occupancy and liquor taxes and like impositions up to and accruing prior to the Closing Date but not including the date of Closing. Any such taxes applicable to the Rooms Ledger shall be apportioned equally between Sellers and Purchaser.
     If accurate allocations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills and/or real estate or personal property taxes), the parties shall allocate such revenue or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable revenue or expense. The obligation to make the adjustment shall survive the closing of the transaction contemplated by this Agreement for a period of ninety (90) days unless the final bill or other evidence of the applicable revenue or expense is not available within ninety (90) days, in which case such obligations to adjust shall survive for such period of time for the parties to receive such bill or other evidence and make payment to each other based on the same. Any revenue received or expense incurred by Sellers or by Purchaser with respect to the Property after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. If Sellers and Purchaser are unable to agree on any prorated items required to be contained in the closing statement on the Closing Date, the Closing shall occur and a preliminary closing statement shall be signed with respect to such amounts and issues that are agreed upon by Sellers and Purchaser. With respect to any closing statement amounts or issues that are not agreed upon at Closing, such disputed sums shall be placed into escrow with Escrow Agent and Sellers and Purchaser shall thereafter work in good faith to resolve, allocate or prorate such amounts or issues on a cash basis; provided that if such amounts or issues are not fully agreed upon and paid within ten (10) business days after the Closing, then, in such event, such amounts or issues shall be submitted to Deloitte & Touche or another independent certified public accountant with a hospitality practice reasonably acceptable to Sellers and Purchaser, for final resolution, and Sellers and Purchaser agree to be bound by the determination of such accountant. The costs and expenses incurred in connection with the services of such accountant shall be borne and paid equally by Purchaser and Sellers. Sellers or their representatives shall have the right to institute tax reduction or other proceedings to reduce the assessed valuation of the Property with respect to the period ending at the end of the fiscal year prior to the year in which the Closing occurs provided that Sellers shall not enter into any settlement that would bind the Property to having a higher assessed value after the Closing than would have been the case had such settlement not occurred. If Purchaser, at any time following the Closing, institutes tax reduction or other proceedings to reduce the assessed valuation of the Property with respect to the period ending at the end of the fiscal year in which the Closing occurs, then Purchaser agrees to coordinate such proceedings with Sellers and seek Sellers’ input so as to maximize the benefits to both Sellers and Purchaser pursuant thereto. If any refund of any real property tax, water rates and charges, sewer taxes and rents or similar items is issued after the Closing Date for any period that includes the period prior to the Closing Date, then such refund shall be applied as follows: first, to the cost incurred in obtaining such refund, second, to any amount required to be refunded to any tenants under any Occupancy Agreements in accordance with the terms of such Occupancy Agreements, to the extent applicable, and third, the balance of such refund, if any, shall be apportioned between Sellers and Purchaser as of the Closing Date. The provisions of this Section 7.6 shall survive the Closing for a period of ninety (90) days, or such longer period as is reasonably necessary for the parties to comply with the obligations set forth in this Section 7.6 (e.g., reproration of taxes upon receipt of final tax bill).
     7.7 Safe Deposit Boxes. On the Closing Date, Sellers shall cause Manager to make available to Purchaser at the Hotel all receipts and agreements in Manager’s possession relating to all safe deposit boxes in use at the Hotel, other than safes or lockboxes, if any, located inside individual guest rooms in the Hotel. From and after the Closing, Sellers and Manager shall be relieved of any and all responsibility in connection with each said box, and Purchaser shall indemnify Sellers, Manager and any Affiliate thereof and hold them harmless from and against any claim, liability, cost or expense (including reasonable attorneys’ fees) incurred by them with respect thereto. Sellers shall hold Purchaser harmless from any other liability, claim, cost or expense (including reasonable attorney’s fees) with respect to such safety deposit box arising out of acts, omissions or occurrences occurring prior to the Closing Date. The provisions of this Section 7.7 shall survive the Closing.
     7.8 Inventory of Baggage. The representatives of Sellers and/or Manager, and of Purchaser shall prepare an inventory of baggage at the Hotel as of 12:00 noon on the Closing Date (which inventory of baggage shall be binding on all parties thereto) of (i) all luggage, valises and trunks checked or left in the care of the Hotel by guests then or formerly in the Hotel, (ii) parcels, laundry, valet packages and other property of guests checked or left in the care of the Hotel by guests then or formerly in the Hotel (excluding, however, property in Hotel safe deposit boxes), (iii) all luggage or other property of guests retained by Sellers or Manager as security for any unpaid accounts receivable, and (iv) all items contained in the Hotel lost and found. Purchaser shall be responsible from and after the Closing Date for all baggage and other items listed in such inventory of baggage, and Purchaser shall indemnify and hold Sellers and any Affiliate thereof harmless from and against any claim, liability, cost or expense (including reasonable attorneys’ fees) incurred by them with respect thereto. Sellers hereby agrees to hold Purchaser harmless from any other liability or claims with respect to such inventory of baggage arising out of acts, omissions or occurrences occurring prior to the Closing Date. The provisions of this Section 7.8 shall survive the Closing.
     7.9 Acquisition and Payment for Inventory. Sellers agree to sell to Purchaser and Purchaser agrees to purchase from Sellers, at cost, all unopened food and beverage and all retail merchandise held for sale on the Hotel and the Golf Course, for a price equal to the cost of such Inventory. The cost of such Inventory is not included in the Purchase Price. In connection with Closing, Purchaser and Sellers shall conduct an inspection of such Inventory to verify the amount of such Inventory. Notwithstanding the foregoing, Manager shall have the right pursuant to the Management Agreement to acquire from Sellers all Inventory bearing the identification of Westin. In no event shall Purchaser be required to purchase Inventory bearing the identification of Westin and/or Inventory not being conveyed to Purchaser pursuant to the express terms of this Agreement.

     7.10 Assumption. At Closing, Purchaser shall assume all (i) obligations that Purchaser expressly assumes under this Agreement and/or the Assignment and Assumption Agreement, (ii) Advance Bookings, (iii) liabilities for which Purchaser receives a credit to the Purchase Price on the closing statement or pursuant to any post-closing adjustments, and (iv) obligations under Permitted Title Exceptions that accrue to the period from and after the Closing Date, or that accrue to the period prior to the Closing Date and for which Purchaser receives a credit to the Purchase Price on the closing statement or pursuant to any post-closing adjustments. Except for the foregoing assumed liabilities and expenses prorated pursuant to Section 7.6 hereof and any liabilities and expenses caused by Purchaser or any Affiliate of Purchaser acting on behalf of Purchaser in connection with Purchaser’s inspection activity for which Purchaser shall be liable, Sellers’ shall not be released from liability to any unrelated third party, other than Purchaser, as provided in Section 3.28, accruing prior to the Closing Date with respect to the ownership, use and operation of the Property, including the Hotel including any pre-Closing tax liabilities. The provisions of this Section 7.10 shall survive the Closing.
ARTICLE VIII
GENERAL PROVISIONS
     8.1 Fire or Other Casualty. Sellers agree to give Purchaser prompt notice of any fire or other casualty to the Property that occurs between the Effective Date and the Closing Date and which costs more than One Hundred Thousand Dollars ($100,000) to repair. If, prior to Closing, the Property is damaged by fire or other casualty and (i) less than fifteen percent (15%) of the Hotel Improvements (including the Improvements and the grass located on the golf courses included in the Property) are damaged or destroyed, and (ii) the damage would cost not more than two percent (2%) of the Purchase Price to repair (including the lost profit of the business for the estimated repair period), then neither party shall have the right to terminate its obligations under this Agreement to purchase or sell the Property by reason thereof and the Closing shall take place without abatement of the Purchase Price; but, if the Property is insured, Sellers shall assign to Purchaser at the Closing all of Sellers’ interest in any insurance proceeds (except use and occupancy insurance, rent loss and business interruption insurance, and any similar insurance for the period preceding the Closing Date) that may be payable to Sellers on account of any such fire or other casualty or, if the Property is uninsured, then Sellers shall pay to Purchaser at Closing an amount equal to the cost of repairing the damage, to the extent such proceeds or sums have not been previously expended or are otherwise required to reimburse Sellers for actual expenditures of restoration, plus Sellers shall credit the amount of any deductibles under any policies related to such insurance proceeds against the Purchase Price. If any such damage due to fire or other casualty affects more than fifteen percent (15%) of the Improvements or would cost in excess of two percent (2%) of the Purchase Price to repair (including the lost profit of the business for the estimated repair period), either Purchaser or, if such loss is uninsured, excluding Sellers’ deductibles, in an amount in excess of Five Million Dollars ($5,000,000.00), Sellers may terminate its obligations under this Agreement by written notice given to the other party within ten (10) days after Sellers have given Purchaser the notice of damage or casualty referred to in this Section 8.1, or on the Closing Date, whichever is earlier, in which case the Additional Deposit, if paid, and one-half of the Initial Deposit shall be promptly returned to Purchaser, Sellers shall be paid one-half of the Initial Deposit (unless Sellers terminate this Agreement in connection with an uninsured casualty, in which event the entire Initial Deposit shall be refunded to Purchaser) and the parties hereto shall be released of all further obligations hereunder with respect to the Property except those which expressly survive a termination of this Agreement. Should Purchaser and Sellers elect to proceed to Closing notwithstanding the amount of the loss, the Closing shall take place without abatement of the Purchase Price and at Closing, Sellers shall assign to Purchaser all of Sellers’ interest in any insurance proceeds to the extent the loss was insured (except use and occupancy insurance, rent loss and business interruption insurance, and any similar insurance for the period preceding the Closing Date) that may be payable to Sellers on account of any such fire or other casualty to the extent such proceeds or sums have not been previously expended or are otherwise not required to reimburse Sellers for actual expenditures of restoration plus Sellers shall credit the amount of any deductibles under any policies related to such insurance proceeds against the Purchase Price (except to the extent such sums have been previously expended on the restoration), or, to the extent the loss was not insured, Sellers shall grant to Purchaser a credit against the Purchase Price equal to the amount required to complete such repairs or restoration. Sellers shall cooperate and use their reasonable best efforts to cause insurers to pay claims as expeditiously as possible.
     8.2 Condemnation. After the Effective Date, Sellers agree to give Purchaser prompt notice of any notice it receives of any taking (or threat of taking) by condemnation of any part of or rights appurtenant to the Real Property. If such taking affects (or will affect) more than fifteen percent (15%) of the Land or will materially interfere with the operation or use of the Hotel which constitutes a part of such Real Property, Purchaser may terminate this Agreement by written notice to Sellers within ten (10) days after Sellers have given Purchaser the notice of taking referred to in this Section 8.2, or on the Closing Date, whichever is earlier. For purposes of this Section 8.2, a taking will materially interfere with the operation or use of the Hotel if it leaves remaining a balance of the Real Property in a condition that may not reasonably be anticipated to be economically operated for the purposes and in the manner in which the Real Property was operated prior to such taking comparable to the operations that are existing as of the Effective Date. If Purchaser exercises its option to terminate this Agreement pursuant to this Section 8.2, the Additional Deposit and one-half of the Initial Deposit shall be promptly returned to Purchaser, Sellers shall be paid one-half of the Initial Deposit and the parties hereto shall be released from all further obligations hereunder with respect to the Property, except those which expressly survive a termination of this Agreement. If Purchaser does not so elect to terminate this Agreement, then the Closing shall take place as provided herein, and Sellers shall assign to Purchaser at the Closing all of Sellers’ interest in any condemnation award that may be payable to Sellers on account of any such condemnation and, at Closing, Sellers shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds received by Sellers between the Effective Date and Closing less (i) any amounts reasonably expended by Sellers or Manager in collecting such sums, (ii) any amounts reasonably used by Sellers or Manager to repair the Property as a result of such condemnation, and (iii) any amounts that are reasonably allocated to lost earnings or other damages or losses (other than unrepaired property damages) reasonably allocated or attributed to the period of time prior to Closing. If, prior to the Closing, there shall occur a taking by condemnation of any part of or rights appurtenant to the Property that does not affect more than fifteen percent (15%) of the Land or does not materially interfere with the operation or use of the Hotel, Purchaser shall not have the right to terminate this Agreement by reason thereof and the Closing shall take place without abatement of the Purchase Price, but Sellers shall assign to Purchaser at the Closing all of Sellers’ interest in any condemnation award which may be payable to Sellers on account of any such condemnation and, at Closing, Sellers shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds received by Sellers between the Effective Date and Closing less (i) any amounts reasonably expended by Sellers or Manager in collecting such sums, (ii) any amounts reasonably used by Sellers or Manager to repair the Property as a result of such condemnation, and (iii) any amounts which are reasonably allocated to lost earnings or other damages or losses (other than unrepaired property damages) reasonably allocated or attributed to the period of time prior to Closing. Provided Purchaser has not exercised its right to terminate this Agreement pursuant to this Section 8.2, Sellers shall notify Purchaser in advance regarding any proceeding or negotiation with respect to the condemnation and Purchaser shall have a reasonable right, at its own cost and expense, to appear and participate in any such proceeding or negotiation. For purposes of Sections 8.1 and 8.2 of this Agreement, estimates of costs and time required for restoration or repair shall be made by an architect or engineer, as appropriate, designated by Sellers and reasonably acceptable to Purchaser.
     8.3 Broker. Purchaser warrants and represents to Sellers that Purchaser has not dealt with any real estate broker in connection with this transaction, nor has Purchaser been introduced to the Property or to Sellers by any real estate broker, and Purchaser shall indemnify Sellers and hold Sellers harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any other person, firm or corporation to a real estate brokerage commission or a finder’s fee as a result of having dealt with Purchaser, or as a result of having introduced Purchaser to Sellers or to the Property. In like manner, Sellers warrants and represents to Purchaser that, other than Jowell W. Thome (“Sellers’ Broker”) Sellers have not dealt with any real estate broker in connection with this transaction, nor have Sellers been introduced to Purchaser by any other real estate broker, and Sellers shall indemnify Purchaser and save and hold Purchaser harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any person, firm or corporation to a real estate brokerage commission or a finder’s fee as a result of having dealt with Sellers in connection with this transaction, other than Sellers’ Broker. If this transaction closes, Sellers shall pay the commission owed to Sellers’ Broker in accordance with the terms of a separate written agreement with Sellers’ Broker. The provisions of this Section 8.3 shall survive the Closing and any termination of this Agreement.
     8.4 Tax Clearance Certificates. Sellers and Purchaser acknowledge that they do not intend to obtain any sale and occupancy or similar tax clearance certificates shall be obtained in connection with the Closing, and Sellers shall indemnify Purchaser for any such taxes attributable to the period prior to Closing. The provisions of this Section 8.4 shall survive Closing.
     8.5 Confidentiality. Except as hereinafter provided, Purchaser and Sellers and their Affiliates shall keep the terms, conditions and provisions of this Agreement and all documents or information disclosed to or made available to or discovered by each party in connection with this Agreement (including, without limitation, the Submission Matters) confidential and such information shall be used solely for the purpose of evaluating or effecting the transactions contemplated by this Agreement, and, except as otherwise provided herein, neither Purchaser nor Sellers shall disclose unless and until the Closing occurs the terms, conditions and provisions of this Agreement or such other documents or information, except to persons who, in the reasonable business judgment of Sellers or Purchaser, as applicable, “need to know” for the purpose of evaluating or effecting the transactions contemplated by this Agreement such as without limitation, city officials involved in Purchaser’s proposed development of the Property and any expansions thereof, and who are instructed to keep such information confidential, such as their respective officers, directors, employees, attorneys, accountants, engineers, surveyors, consultants, financiers, partners, investors, potential lessees and bankers and such other third parties whose assistance is required in connection with the consummation of this transaction and Purchaser’s proposed expansion and development of the Property (collectively, “Representatives”); provided, however, that information or documents shall not be subject to the provisions of this Section 8.5 if, not otherwise in violation of this Section 8.5, such information or documents, (i) were or become(s) generally available to the public, (ii) were or become(s) available to Purchaser or its Affiliates or their Representatives on a non-confidential basis from a source other than Sellers or their Affiliates or Manager, or (iii) were or are developed by Purchaser or its Affiliates or their Representatives without using or relying on any information or documents otherwise covered by the provisions of this Section 8.5. As of the Effective Date, the parties may either make a joint press release, or each party may make an individual press release that is mutually and reasonably agreed to by the other party; provided, that if the parties fail to agree on the contents of a joint press release or separate press releases, each party may nevertheless make its own individual press release, provided the other party shall be given a reasonable opportunity to make, on the date of such individual press release, its own individual press release, and copies of each such individual press release shall be delivered to the other party prior to being made. Notwithstanding anything herein to the contrary, it is acknowledged that Sellers and Purchaser are, or are Affiliates of, respectively, regulated companies; consequently, each of Sellers and Purchaser shall have the absolute and unbridled right to disclose any information regarding the transaction contemplated by this Agreement required by Applicable Laws or as determined to be necessary or appropriate by them or their respective attorneys to satisfy disclosure and reporting obligations. Furthermore, Sellers or Purchaser may disclose any information related to the transaction contemplated by this Agreement to a Person (the “Acquisition Target”) that Sellers or Purchaser or their respective Affiliate intends to acquire or be acquired by via merger, takeover, or otherwise. The dissemination of information shall, however, be contingent upon the execution of a confidentiality agreement by and between Sellers or Purchaser (or their respective Affiliates) and the Acquisition Target. The terms of this Section 8.5 shall supersede any prior confidentiality agreements executed by Sellers, Purchaser, or any of their respective Affiliates, parents, or subsidiaries, to the extent such confidentiality agreements relate or refer, directly or indirectly, to the transactions contemplated by this Agreement. The provisions of this Section 8.5 relating to press releases shall not survive the Closing and all the provisions of this Section 8.5 shall survive a termination of this Agreement for a period of two (2) years after such termination; provided, however, that any liabilities or obligations of either Sellers, Purchaser or any of their respective Affiliates, parents, or subsidiaries that may have accrued or arisen under any confidentiality agreements prior to the Effective Date shall survive such confidentiality agreements being superceded hereby.
     If either Sellers or Purchaser or any of their Affiliates or any of their Representatives is required by any subpoena, interrogatories, request for production, or other legal process or by any Applicable Laws to disclose any confidential information, Sellers or Purchaser, as applicable, will give the other party prompt written notice of the requirement and will cooperate with the other party so that the other party, at its expense, may seek an appropriate protective order. In the absence of a protective order, the party required to disclose, including any Representatives, may disclose only such confidential information as may be necessary to avoid any penalty, sanction, or other material adverse consequence, and the party required to disclose will use reasonable efforts to secure confidential treatment of any confidential information so disclosed.
     Sellers and Purchaser acknowledge that the breach of the provisions of this Section 8.5 by the other party or its respective Affiliates or Representatives may cause irreparable harm to the non-breaching party for which damages may not constitute an adequate remedy. Accordingly, the parties agree that any attempted, threatened, or actual breach of the provisions of this Section 8.5 by one party or its Affiliates or Representatives may be enjoined by an appropriate court order or judgment. The parties waive any requirement for the posting of a bond or other security as a condition to such court order or judgment. Injunctive relief will not be the sole remedy of the non-breaching party for a breach of the provisions of this Section 8.5, and all legal and equitable remedies will continue to be available to the non-breaching party. If the non-breaching party is the prevailing party in any litigation relating to the breach of the provisions of this Section 8.5 by the other party or its Affiliates or Representatives, the non-breaching party will be entitled to recover (in addition to any damages or other relief granted) its reasonable legal fees and other expenses in connection with such litigation.
     8.6 Liquor Licenses. Sellers shall use commercially reasonable efforts to cause Manager, or its liquor subsidiary, to enter into an agreement with Purchaser, on customary and reasonable terms, which agreement shall allow Purchaser to “use” Managers (or its liquor subsidiary’s) liquor license until such time as Purchaser obtains its liquor license (the “Short-Term License”). If Manager or its liquor subsidiary is unwilling to enter into such customary and reasonable agreement at Closing and Purchaser has been unable to obtain its own liquor license for the Property prior to Closing, Purchaser shall have the right to extend the Closing Date to the earliest of (x) three business days following the date Purchaser obtains such liquor license, (y) three business days following the date Purchaser obtains a Short-Term License from Manager or its Affiliate or (z) February 29, 2008. Such extension right must be exercised by Purchaser’s delivery of not less than seven (7) business days prior written notice to Sellers and the concurrent deposit with the Title Company of an additional deposit of $5,000,000.00 (the “Closing Extension Deposit”). The Closing Extension Deposit shall be applicable to the Purchase Price at Closing, but shall be non-refundable to Purchaser except in instances hereunder where the Additional Deposit is returned to Purchaser.
     8.7 Sellers’ Accounts Receivable. It is expressly agreed by and between Purchaser and Sellers that Sellers are hereby agreeing to sell or cause to be sold to Purchaser at Closing all of Sellers’ accounts receivable attributable to the period prior to Closing. Purchaser shall pay for such accounts receivable at ninety-seven percent (97%) of the value of such accounts receivable as shown on the Hotel’s books and records, it being expressly understood that such amount is not included in the Purchase Price. Notwithstanding the foregoing, Purchaser shall not be obligated to purchase and Sellers shall retain those accounts receivables identified on Schedule 8.7, and Purchaser agrees to promptly remit to Sellers any sums received with respect to such excluded accounts receivables.

     8.8 Cooperation on Tax Matters. Following the Closing, the parties shall reasonably cooperate with each other and shall make available to the other, as reasonably requested and at the expense of the requesting party, and to any taxing authority, all information, records or documents relating to tax liabilities or potential tax liabilities of Sellers for all periods on or prior to the Closing and any information which may be relevant to determining the amount payable under this Agreement, and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations or extensions thereof. Sellers shall make available to Purchaser the records of individual wages of all employees, as well as copies of state unemployment tax returns, to the extent necessary for Purchaser to verify future unemployment tax rates and to calculate the correct taxable payroll for the remainder of the calendar year in which the transaction occurs. Sellers also shall file terminating Forms W-2 and Forms 1099 with respect to periods through and including the Closing Date, as appropriate. The provisions of this Section 8.8 will survive the Closing.
     8.9 SEC Filings. In order to assist with any potential future Securities and Exchange Commission (“SEC”) filing requirements of Purchaser’s ultimate parent, Sellers shall, shall cause their Affiliates to, and shall use commercially reasonable efforts to cause Manager and its Affiliates to, (i) provide such cooperation, and use reasonable best efforts to cause Sellers’ and Manager’s independent accountants with respect to the Property to cooperate, as Purchaser may reasonably request in connection with such filing requirements, (ii) make available the officers of Sellers and/or Sellers’ ultimate parent and (iii) cooperate with Purchaser in Purchaser’s efforts to cause such independent accountants to (x) deliver consents to the inclusion or incorporation by reference of any report in the SEC filings of Purchaser’s ultimate parent and (y) deliver “comfort-letters” in customary form in connection with any such SEC filing of Purchaser’s ultimate parent. Purchaser shall reimburse Sellers and/or Sellers’ ultimate parent for all out-of-pocket expenses (including reasonable attorneys’, accountants’ and other advisors’ fees and expenses) incurred by Sellers and/or Sellers’ ultimate parent in connection with performing their obligations under this Section 8.9. The provisions of this Section 8.9 will survive the Closing.
ARTICLE IX
DEFAULT; TERMINATION RIGHTS
     9.1 Default by Sellers/Failure of Conditions Precedent. If any condition set forth herein for the benefit of Purchaser cannot or will not be satisfied prior to Closing (unless the failure to satisfy such condition is caused by the default of Purchaser under this Agreement, or is otherwise within the reasonable control of a Purchaser Party or caused by an action of a Purchaser Party, in which event such condition shall be deemed waived), or if Seller defaults in the performance of any of its obligations and, if curable, if Sellers fail to cure any such matter or satisfy such condition within ten (10) business days after written notice thereof from Purchaser (or such other time period as may be explicitly provided for herein), (which ten (10) business day or other such time periods shall, if necessary, automatically extend the Closing Date to the expiration date of such ten (10) business day or other such time period), or upon the occurrence of any other event that would entitle Purchaser to terminate this Agreement and its obligations hereunder, unless otherwise provided for in this Agreement, Purchaser, as its sole and exclusive remedy shall elect (a) to terminate this Agreement, in which event (i) the Initial Deposit and the Additional Deposit shall be promptly returned to Purchaser and Purchaser shall retain its right to enforce the indemnities and other provisions of this Agreement which expressly survive a termination of this Agreement, (ii) all other rights and obligations of Sellers and Purchaser hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately, and (iii) Seller shall reimburse Purchaser for all of its out-of-pocket expenses incurred in connection with the negotiation of this Agreement, its due diligence of the Property, and its preparation for the Closing, not to exceed $500,000.00; (b) to waive such matter or condition and proceed to Closing with no reduction in the Purchase Price; (c) to waive all other actions, rights, or claims for damages for the failure to perform such obligations (other than costs and expenses incurred in enforcing this Agreement and its right to enforce the indemnities and other provisions of this Agreement which expressly survive a termination of this Agreement or Closing), and to bring an equitable action to enforce Sellers’ obligations pursuant to this Agreement by specific performance; provided, (i) Purchaser shall provide written notice of Purchaser’s intention to enforce this Agreement by specific performance and Sellers shall not have cured such default or condition within fifteen (15) days following delivery of such notice, and (ii) Purchaser’s suit for specific performance shall be filed against Sellers in Bexar County, Texas, in which the Property is located, on or before seventy-five (75) days following the then scheduled Closing Date, failing which, Purchaser shall be barred from enforcing this Agreement by specific performance and shall be deemed to have elected to terminate this Agreement as provided in clause (a) above, or (d) extend Closing for a period not to exceed thirty (30) days to afford Sellers additional time to satisfy such condition or cure such default provided that if such condition is not satisfied or such default cured within such thirty (30) day period then Purchaser’s sole remedies shall be to elect to proceed under clause (a), (b) or (c) of this sentence as of the expiration of such thirty (30) day period. If specific performance of Sellers’ obligations hereunder is unavailable, Sellers, as Purchaser’s sole and exclusive remedy, shall reimburse Purchaser for all of its out-of-pocket expenses incurred in connection with the negotiation of this Agreement, its due diligence of the Property, and its preparation for the Closing, not to exceed $500,000.00.
     9.2 Default by Purchaser/Failure of Conditions Precedent. If any condition set forth herein for the benefit of Sellers (other than a default by Purchaser) cannot or will not be satisfied prior to Closing (unless the failure to satisfy such condition is caused by the default of Sellers under this Agreement, or is otherwise within the reasonable control of Sellers, in which event such condition shall be deemed waived), and if Purchaser fails to satisfy that condition within ten (10) business days after written notice thereof from Sellers (or such other time period as may be explicitly provided for herein), (which ten (10) business day or other such time periods shall, if necessary, automatically extend the Closing Date to the expiration date of such ten (10) business day or other such time period), Sellers, as their sole and exclusive remedy, shall elect either (a) to terminate this Agreement in which event the Additional Deposit shall be promptly returned to Purchaser and the parties hereto shall be released from all further obligations hereunder except those which expressly survive a termination of this Agreement, or (b) to waive such condition and its right to terminate, and instead, to proceed to Closing. If Purchaser defaults in performing any of its obligations under this Agreement, and Purchaser fails to cure any such default within the earlier of (i) the Closing, or (ii) ten (10) business days after notice thereof from Sellers, then Sellers’ sole remedy for such default shall be to terminate this Agreement and receive the Deposit and to retain its right to enforce the indemnities and other provisions of this Agreement which expressly survive a termination of this Agreement; provided, however, that Purchaser shall not be entitled to any notice and right to cure in the event it wrongfully fails to proceed to Closing as required by this Agreement. Sellers and Purchaser agree that, in the event of such a default, the damages that Sellers would sustain as a result thereof would be difficult if not impossible to ascertain. Therefore, Sellers and Purchaser agree that, Sellers shall receive the Deposit and retain the right to enforce the indemnities and other provisions of this Agreement which expressly survive a termination of this Agreement, as full and complete liquidated damages and as Sellers’ sole and exclusive remedy. The provisions of this Section 9.2 shall survive the termination of this Agreement.
     9.3 Costs and Attorneys’ Fees. In the event of any litigation or dispute between the parties arising out of or in any way connected with this Agreement, resulting in any litigation, then the prevailing party in such litigation shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys’ fees at trial and all appellate levels. The provisions of this Section 9.3 shall survive the Closing or any termination of this Agreement.
     9.4 Limitation of Liability. The liability of each party hereto resulting from the breach or default by such party shall be limited to direct actual damages incurred by the injured party and each party hereto hereby waives its rights to recover from the other party punitive, exemplary, and speculative damages. The provisions of this Section 9.4 shall survive the termination of this Agreement. The provisions of this Section 9.4 shall not limit or affect the rights of Sellers to receive the Deposit as liquidated damages as and when provided in this Agreement.
ARTICLE X
MISCELLANEOUS PROVISIONS
     10.1 Completeness; Termination of Access Agreement; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto. Sellers and Purchaser acknowledge and agree that nothing contained in this Agreement shall affect the rights and obligations of the parties under and pursuant to the Management Agreement.
     10.2 Assignments. Other than to an Affiliate of Purchaser, Purchaser may not assign its rights hereunder without the prior consent of Sellers; however, any such assignment (including one to Purchaser’s Affiliate) shall not relieve Purchaser of its obligations under this Agreement prior to the Closing. To be effective hereunder, any assignment by Purchaser hereunder, even one to an Affiliate of Purchaser, must be accompanied by a fully executed and effective assignment and assumption agreement provided to Sellers no later than five (5) days prior to the Closing Date, provided that such executed agreement may provide that it is effective as of the Closing Date. Notwithstanding the foregoing, Purchaser shall have the right to designate any Affiliate as its nominee to receive title to the Property or such portion or portions thereof. Purchaser shall provide Seller the names of such Affiliate nominees, if any no later than five (5) days prior to the Closing Date. Sellers shall have the right to assign their rights hereunder without the prior consent of Purchaser; however, any such assignment (including one to Seller’s Affiliates) shall not relieve Sellers of their obligations hereunder. To be effective hereunder, any assignment by Sellers hereunder, even one to an Affiliate of Sellers, must be accompanied by a fully executed and effective assignment and assumption agreement provided to Purchaser no later than five (5) days prior to the Closing Date, provided that such executed agreement may provide that it is effective as of the Closing Date.
     10.3 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their permitted respective successors and assigns.
     10.4 Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days.
     10.5 Governing Law. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the state in which the Property is located without regard to its principles of conflicts of law.
     10.6 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement. Telecopied signatures shall have the same valid and binding effect as original signatures.
     10.7 Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
     10.8 Costs. Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees of attorneys, engineers and accountants.
     10.9 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, transmitted by facsimile transmission, sent prepaid for next-day delivery by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below. Any notice, request, demand or other communication delivered or sent in the manner aforesaid may be given by the party required to give such notice, etc., or its attorney, and shall be deemed given or made (as the case may be) when actually delivered to or refused by the intended recipient.

If to Seller:	LCWW Partners
c/o USAA Real Estate Company
9830 Colonnade Boulevard, Suite 600
San Antonio, Texas 78230
Attn: T. Patrick Duncan, President
Facsimile: (210) 498.6217

and:	Drenner & Golden Stuart Wolff, LLP
300 Convent Street, Suite 2600
San Antonio, Texas 78205
Attn.: Stephen L. Golden
Facsimile: (210) 745.3737

If to Purchaser:	GAYLORD ENTERTAINMENT COMPANY
One Gaylord Drive
Nashville, Tennessee 37214
Attention: Key Foster
Carter R. Todd, Esq.
Telephone: (615) 316-6186
Facsimile: (615) 316-6544

and:	Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238-3001
Attention: F. Mitchell Walker, Jr.
Facsimile: (615) 742-2775
or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and Escrow Agent in a manner described in this Section.
     10.10 Escrow Agent. Escrow Agent referred to in the definition thereof contained in Section 1.1 hereof has agreed to act as such for the convenience of the parties without fee or other charges for such services as Escrow Agent. Escrow Agent shall not be liable: (a) to any of the parties for any act or omission to act except for its own negligence or willful misconduct; (b) for any legal effect, insufficiency, or undesirability of any instrument deposited with or delivered by Escrow Agent or exchanged by the parties hereunder, whether or not Escrow Agent prepared such instrument; (c) for any loss or impairment of funds that have been deposited in escrow while those funds are in the course of collection, or while those funds are on deposit in a financial institution, if such loss or impairment results from the failure, insolvency or suspension of a financial institution; (d) for the expiration of any time limit or other consequence of delay, unless a properly executed written instruction, accepted by Escrow Agent, has instructed Escrow Agent to comply with said time limit; (e) for the default, error, action or omission of either other party to the escrow. Escrow Agent, in its capacity as escrow agent, shall be entitled to rely on any document or paper received by it, believed by such Escrow Agent, in good faith, to be bona fide and genuine. In the event of any dispute as to the disposition of the Initial Deposit or the Additional Deposit or any other monies held in escrow, or of any documents held in escrow, Escrow Agent may, if such Escrow Agent so elects, interplead the matter by filing an interpleader action in a court of competent jurisdiction in the county or circuit where the Real Property is located (to the jurisdiction of which all parties do hereby consent), and pay into the registry of the court the Initial Deposit or the Additional Deposit, or deposit any such documents with respect to which there is a dispute in the registry of such court, whereupon such Escrow Agent shall be relieved and released from any further liability with respect to the Initial Deposit or the Additional Deposit as Escrow Agent hereunder. Escrow Agent shall not be liable for Escrow Agent’s compliance with any legal process, subpoena, writ, order, judgment and decree of any court, whether issued with or without jurisdiction, and whether or not subsequently vacated, modified, set aside or reversed.
     10.11 Incorporation by Reference. All of the exhibits and schedules attached hereto are by this reference incorporated herein and made a part hereof.
     10.12 Survival. Except to the extent (i) that Sellers give Purchaser written notice prior to Closing of the untruth or inaccuracy of any representation or warranty contained herein, (ii) a Purchaser Knowledge Party otherwise obtains actual knowledge prior to Closing of the untruth or inaccuracy of any representation or warranty contained herein or (iii) of a Non-Breach Inaccuracy, and Purchaser nevertheless elects to close this transaction, the representations and warranties made herein by Sellers and Purchaser shall survive the Closing through but not beyond the Limitation Date (as hereinafter defined) after which such representations and warranties shall merge into the Closing Documents, provided that the aforesaid limitation shall not apply to the prosecution of any claim made and action commenced in accordance with clauses (i) and (ii) below on or prior to the Limitation Date. Sellers and Purchaser hereby agree that, notwithstanding any provision of this Agreement or any provision of law to the contrary, any action which may be brought for the untruth or inaccuracy of any representation or warranty in this Agreement (a “Misrepresentation Claim”) shall be forever barred: unless (i) no later than ninety one (91) days following the one (1) year anniversary of the Closing Date (the “Limitation Date”), the party claiming such Misrepresentation Claim delivers to the other a written notice of the Misrepresentation Claim setting forth the basis for such Misrepresentation Claim, and (ii) such party, no later than six (6) months following the Limitation Date files a complaint or petition against the other party alleging such Misrepresentation Claim in an appropriate Federal district or state court and serves the same upon the party upon whom the claim is made. Notwithstanding anything to the contrary contained in this Agreement, any Misrepresentation Claim that Purchaser may have at any time against Sellers will not be valid or effective, and Sellers shall have no liability with respect thereto, unless the aggregate of all Misrepresentation Claims exceed Five Hundred Thousand Dollars ($500,000.00); provided, however, if such aggregate of all Misrepresentation Claims exceeds such threshold, Purchaser shall be entitled to assert the entire amount of such Misrepresentation Claims. Sellers’ liability for damages resulting from valid Misrepresentation Claims shall in no event exceed Seven Million Five

Hundred Thousand Dollars ($7,500,000.00) in the aggregate. The limitations set forth in this Section 10.12 shall not apply to any claims made by Purchaser under the Deeds or pursuant to the breach of any representation or warranty made pursuant to Sections 3.1, 3.2 or 8.3.
     10.13 Further Assurances. Sellers and Purchaser each covenant and agree to (i) sign, execute and deliver, or cause their respective Affiliates to sign, execute and deliver, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein, and (ii) reasonably cooperate in connection with obtaining any consents from any third parties (including any Governmental Authorities) that are required in connection with the transactions contemplated in this Agreement including the transfer of any real estate tax phase-in agreements, provided that compliance with the provision of this Section 10.13 shall not increase the liability, nor result in the incurrence of any material out-of-pocket expenses, of the complying party. Sellers shall use commercially reasonable efforts to enter into an Agreement of Inclusion sufficient to cause the 10A permit from the applicable Governmental Authority to apply to the Property on or before Closing, if feasible, and to continue such efforts following the Closing. In addition, the Memorandum of Additional Covenants shall include an obligation on the part of Sellers to pay all costs of maintaining the 10A permit.
     10.14 No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of seller and purchaser specifically established hereby.
     10.15 Time of Essence. Time is of the essence with respect to every provision hereof.
     10.16 Signatory Exculpation. The signatory(ies) for Purchaser and Sellers are executing this Agreement in his/their capacity as representative of such party and not individually and, therefore, shall have no personal or individual liability of any kind in connection with this Agreement and the transactions contemplated by it.
     10.17 Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement, unless otherwise indicated by the context:
          (a) Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.
          (b) All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.
          (c) The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.
          (d) Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.
     10.18 No Recording. Neither this Agreement nor any memorandum hereof, or any other instrument intended to give notice hereof (or which actually gives notice hereof) shall be recorded.
     10.19 Facsimile or Electronic Signatures. The execution of this Agreement and all notices given hereunder and all amendments hereto, may be effected by facsimile or electronic signatures, all of which shall be treated as originals; provided, however, that the party receiving a document with a facsimile signature may, by notice to the other, require the prompt delivery of an original signature to evidence and confirm the delivery of the facsimile signature.
     10.20 Effective Date. This Agreement shall be terminable by either Seller or Purchaser prior to the Effective Date.
     10.21 Tax Deferred Exchange. Either party hereto may, upon written notice delivered to the other party hereto not later than ten (10) days prior to the Closing Date, structure the transfer of the Property as a tax deferred exchange to such party pursuant to Internal Revenue Code Section 1031, and each party agrees to cooperate with the exchanging party, and to take such action as the exchanging party may reasonably request in order to consummate such transfer. Any such exchanging party is granted the authority to transfer its rights to this Agreement but not its obligations under an Assignment of Rights Under Contract to be signed by the exchanging party, an exchange entity designated by such exchanging party, and the other party hereto prior to passing title and ownership. At the request of the exchanging party, the other party hereto will sign the written Assignment of Rights Under Contract referred to in this paragraph with the clear understanding that all obligations under the Agreement remain with the exchanging party. Notwithstanding anything herein to the contrary, (i) the non-exchanging party shall not be required to incur any additional liabilities or financial obligations as a consequence of any such tax deferred exchange, (ii) neither party shall be relieved of its obligations, representations or warranties under this Agreement as a consequence of such tax deferred exchange, (iii) any attempt to structure an acquisition or sale of the Property as a tax deferred exchange shall not be a condition to, and shall not delay or extend, the Closing, (iv) neither party shall be required to acquire title to any property other than the Property, and (v) the legal title to the Property shall be directly deeded over to the Purchaser at Closing. Any risk that the proposed structuring of the transfer of the Property might not qualify as a tax deferred transaction shall be borne solely by the party seeking to effectuate the same, and each party acknowledges that the other has not provided, and will not provide, any tax, accounting, legal or other advice regarding the efficacy of any attempt to structure the transaction as a tax deferred exchange. Each party hereby agrees to save, protect, defend, indemnify and hold the other harmless from any and all losses, costs, claims, liabilities, penalties, and expenses, including, without limitation, reasonable attorneys’ fees, fees of accountants and other experts, and costs of any judicial or administrative proceeding or alternative dispute resolution to which the other may be exposed, due to any attempt by the indemnifying party to structure the transaction as a tax deferred exchange.
     10.22 Survival. The provisions of this Article X shall survive Closing. Unless otherwise expressly provided in this Agreement and except as expressly provided in

Section 10.12 hereof, all of the representations and warranties and covenants of the parties contained in this Agreement shall not survive the Closing and shall merge into the Closing Documents. Upon Closing, any breach or default of any such representations or warranties or covenants that do not expressly survive the Closing, whether known or unknown, shall be deemed waived by the Closing.
     10.23 Architectural Issues. Notwithstanding anything to the contrary, contained in the Commercial Covenants or the Design Guidelines, La Cantera Development Co. agrees that for so long as Purchaser or any successor thereto owns all of the Hotel Tracts (as depicted on Exhibit A attached hereto) and continues to operate the Hotel thereon, it shall cause the ARC (as such term is defined in the Commercial Covenants) to give approval of proposed improvements to the Property in accordance with the Design Guidelines attached hereto as Exhibit L (“Design Parameters”). If La Cantera Development Co. and Purchaser are unable to agree on Purchaser’s proposed improvements to the Property, such dispute shall be resolved pursuant to the arbitration procedure attached hereto as Exhibit L-1.
[SIGNATURE PAGES TO FOLLOW]

     IN WITNESS WHEREOF, Sellers and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.
SELLERS:
LCWW PARTNERS, a Texas joint venture

By:	US — LAS COLINAS LIMITED
PARTNERSHIP, a Texas limited
partnership, its managing venturer

By:	LAS COLINAS MANAGEMENT
COMPANY, a Delaware corporation,
its general partner

By:	/s/ T. Patrick Duncan
	Name:	T. PATRICK DUNCAN
	Title:	President/CEO

LA CANTERA DEVELOPMENT COMPANY, a Delaware corporation
By:	/s/ T. Patrick Duncan
	Name:	T. PATRICK DUNCAN
	Title:	President/CEO

PURCHASER: GAYLORD ENTERTAINMENT COMPANY, a Delaware corporation
By:	/s/ Colin Reed
	Name:	COLIN REED
	Title:	C.E.O.

ESCROW AGENT:
FIDELITY NATIONAL TITLE INSURANCE CORPORATION (Escrow Agent hereby acknowledges receipt of a fully executed Agreement from both Sellers and Purchaser for purposes of Section 10.20 hereof.)

By:	/s/ G. Timothy Hardin
Name: G. Timothy Hardin
Title: Vice President

Exhibits
A — Depiction of Land
B — Easement Agreements
C — Form of Deed
D — Form of Bill of Sale
E — Form of Assignment and Assumption Agreement
F — Form of Assignment of Occupancy Agreements
G — Form of FIRPTA Certificate
H — Declaration of Restrictive Covenants
I — Form of Trademark License Agreement
J — Golf Course Use Agreement
K — Executive Agreement
L — Design Guidelines
L-1 — Arbitration Procedures
M — EDU Assignment
N — Management Termination Letter
O — Transition Agreement
Schedules
1 — Closing Cost Allocations
2.4(a) — Purchase Price Allocation; EDUs
2.4(b) — Submission Matters
3 — Permitted Title Exceptions
3.6 — Lists of Operating Agreements, Leased Property Agreements and Off-Site Facility Agreements and amendments
3.12 — List of Occupancy Agreements and amendments
3.16 — Litigation
3.20 — Environmental Matters
3.26 — Other Agreements
8.7 — Excluded Accounts Receivable

RECEIPT OF ESCROW AGENT
     FIDELITY NATIONAL TITLE INSURANCE COMPANY, as Escrow Agent, acknowledges receipt of the sum of $5,000,000.00 by wire transfer from Purchaser as described in Section 2.3 of the Agreement, said wire transfer to be held pursuant to the terms and provisions of the Agreement.
     DATED this 19th day of November, 2007

FIDELITY NATIONAL TITLE INSURANCE COMPANY
By:	/s/ G. Timothy Hardin
Name: G. Timothy Hardin
Title: Vice President
Date: November 19, 2007